Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VERINT SYSTEMS INC.,

KIWI ACQUISITION INC.,

KAY TECHNOLOGY HOLDINGS, INC.

and

ACCEL-KKR CAPITAL PARTNERS III, LP

Dated as of January 6, 2014

i

5.19	Transactions with Affiliates	39
5.20	Financial Advisors	39
5.21	Customers and Suppliers	40
5.22	Privacy	40
5.23	Trade Compliance	40
5.24	Representative	41
5.25	No Other Representations or Warranties; Schedules	41

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		42
6.1	Organization and Good Standing	42
6.2	Authorization of Agreement	42
6.3	Conflicts; Consents of Third Parties	42
6.4	Litigation	43
6.5	Financial Advisors	43
6.6	Financing	43
6.7	Solvency	43
6.8	Investment Representation	43
6.9	No Prior Activities	43

ARTICLE VII COVENANTS		43
7.1	Access to Information	43
7.2	Conduct of the Business Pending the Closing	44
7.3	Consents	47
7.4	Regulatory Approvals	47
7.5	Further Assurances	48
7.6	Confidentiality	48
7.7	Indemnification, Exculpation and Insurance	48
7.8	Preservation of Records	50
7.9	Publicity	50
7.10	Exclusivity	50
7.11	Notification	51
7.12	Tax Matters	51
7.13	Financing Assistance	55
7.14	280G Matters	56
7.15	Post-Closing Obligation	57

ARTICLE VIII CONDITIONS TO CLOSING		57
8.1	Conditions Precedent to Obligations of Parent and Merger Sub	57
8.2	Conditions Precedent to Obligations of the Company	58
8.3	Frustration of Closing Conditions	59

ARTICLE IX INDEMNIFICATION		59
9.1	Indemnification of Parent Indemnified Parties	59
9.2	Limitations; Survival	60
9.3	Procedures Relating to Indemnification	64
9.4	Determination of Losses	66
9.5	Overlapping Indemnification	67

ARTICLE X MISCELLANEOUS		67
10.1	Remedies; Specific Performance	67
10.2	Acknowledgement of Parent and Merger Sub	68

ii

10.3	Non-Recourse	69
10.4	Provision Respecting Legal Representation	69
10.5	Exclusivity of Agreement	70
10.6	No Intermediary Transaction Tax Shelter	70
10.7	Expenses	70
10.8	Entire Agreement; Amendments and Waivers	70
10.9	Governing Law	70
10.10	Waiver of Jury Trial	71
10.11	Notices	71
10.12	Severability	73
10.13	Binding Effect; Assignment	73
10.14	No Third Party Beneficiaries	73
10.15	Prevailing Party	74
10.16	No Strict Construction	74
10.17	Conflict Between Transaction Documents	74
10.18	Electronic Delivery	75
10.19	Counterparts	75
10.20	Appointment of Representative	75
10.21	Payments to Optionholders	76
10.22	Consents	76

iii

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Letter of Transmittal
Exhibit C	-	Form of Paying Agent Agreement
Exhibit D	-	Form of Adjustment Escrow Agreement
Exhibit E	-	Net Working Capital
Exhibit F	-	Initial Press Release
Exhibit G	-	Form of Optionholder Notice

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 6, 2014 (this “Agreement”), is by and among Verint Systems Inc., a Delaware corporation (“Parent”), Kiwi Acquisition Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”), Kay Technology Holdings, Inc., a Delaware corporation (the “Company”), and Accel-KKR Capital Partners III, LP, a Delaware limited partnership (“Representative”).

WITNESSETH:

WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement will be adopted, and the Transactions (as defined below) will be approved, by the written consent of the Stockholders (as defined below) holding at least a majority of the outstanding voting stock of the Company in accordance with Section 228 of the DGCL (the “Written Consent”) as promptly as practicable following the execution and delivery of this Agreement by all parties hereto;

WHEREAS, Verint Acquisition LLC, a wholly-owned subsidiary of Parent, desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjustment Calculation Time” means immediately prior to the Effective Time of the Merger.

“Adjustment Cap” means $6,250,000.

“Adjustment Escrow Amount” means $4,500,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Allocation Percentage” means (I) with respect to the Series B Preferred Stockholder, the Series B Percentage; (II) with respect to any Optionholder, the product of (a) the Common Share Percentage multiplied by (b) the quotient of (i) the number of shares of Common Stock such Optionholder could have purchased if such Optionholder had exercised his or her Vested Options in full immediately prior to the Effective Time divided by (ii) the Deemed Common Stock Outstanding; and (III) with respect to any Common Stockholder, the product of (a) the Common Share Percentage multiplied by (b) the quotient of (i) the number of shares of Common Stock held by such Common Stockholder (other than any unvested shares of Common Stock subject to cancellation or repurchase pursuant to Section 3.5) immediately prior to the Effective Time divided by (ii) the Deemed Common Stock Outstanding. The Allocation Percentage shall equal 100% in the aggregate.

“Business Day” means any day of the year on which national banking institutions in San Francisco, California and New York, New York are open to the public for conducting business and are not required or authorized to close.

“Cash on Hand” means, with respect to the Company and its Subsidiaries as of the Adjustment Calculation Time (and before taking into account the consummation of the Transactions), all cash, cash equivalents and freely marketable securities, determined in accordance with GAAP. Notwithstanding the previous sentence, Cash on Hand shall (w) (1) be calculated net of checks issued by the Company that are not yet cleared and (2) include checks not yet cleared and other deposits received or deposited for the account of the Company and its Subsidiaries, (x) include any cash in respect of any Options exercised prior to the Effective Time (including, if applicable, on the Closing Date), (y) exclude any cash actually paid by the Company on the Closing Date pursuant to Section 3.5 and (z) include only seventy cents ($0.70) for each dollar of the Company and its Subsidiaries, if any, located outside of the United States that is in excess of $6,000,000.

“Code” means the Internal Revenue Code of 1986.

“Common Share Percentage” shall mean the remainder of (i) one, minus (ii) the Series B Allocation Percentage.

“Common Share Price” shall mean cash in an amount equal to (i) the result of (x) the Common Share Percentage multiplied by (y) the Estimated Residual Merger Consideration, and such resulting amount shall be divided by (z) the Deemed Common Stock Outstanding plus (ii) the amounts, if any, payable in respect of each share of Common Stock pursuant to the Post-Closing Adjustments. For purposes of this Agreement, the “Estimated Common Share Price” shall mean clause (i) of the definition of Common Share Price without giving effect to clause (ii).

“Common Stockholder” means any Person who holds shares of Common Stock as of immediately prior to the Effective Time.

“Company Owned Intellectual Property” means any Intellectual Property that is or is purported to be owned by the Company or any of its Subsidiaries.

“Company Products” means, collectively, all products and service offerings, including all Software contained therein, of the Company or any of its Subsidiaries, including the Material Company Products and all products that are currently being sold, licensed or distributed or are currently being supported by the Company or any of its Subsidiaries.

“Company Source Code” means, collectively, any human readable Software source code, or any portion or aspect of the Software source code, or any proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Body regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Contract” means any legally binding agreement, contract, loan, indenture, note, bond, lease, license, consensual obligation, binding commitment, undertaking or other legally binding agreement or obligation.

“Customer License Agreements” means non-exclusive end user licenses to the object code or the software development kits for Company Products granted in the Ordinary Course of Business.

“Deemed Common Stock Outstanding” means the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock or held by Parent or Merger Sub and other than any unvested shares of Common Stock subject to cancellation or repurchase pursuant to Section 3.5) plus (ii) the number of shares of Common Stock issuable upon exercise of all Vested Options (excluding Vested Options cancelled for no consideration pursuant to Section 3.1(c)).

“Duffell Restricted Stock Purchase Agreement” means that certain Executive Restricted Stock Purchase Agreement, dated as of September 27, 2010, by and between the Company and Mark Duffell, as supplemented by that certain Executive Investment Agreement, dated as of July 30, 2012, by and between the Company and Mark Duffell and by that certain Executive Investment Agreement, dated as of November 19, 2012, by and between the Company and Mark Duffell.

“Environmental Law” means any applicable Law as in effect on or prior to the Closing Date relating to the protection of the environment, protection of occupational health and safety, pollutants, hazardous chemicals, contaminants, wastes, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, or protection of natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.).

“Escrow Agent” means Wilmington Trust, N.A.

“Estimated Residual Merger Consideration” means an amount equal to $514,000,000 (the “Base Purchase Price”), minus (A) the amount of the Estimated Transaction Costs, plus (B) the amount of Estimated Cash on Hand, minus (C) the amount of Estimated Indebtedness, minus (D) if the Target Net Working Capital exceeds the Estimated Net Working Capital, the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital, plus (E) if the Estimated Net Working Capital exceeds the Target Net Working Capital, the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (F) the Series A Merger Consideration, plus (G) the aggregate exercise price of the Vested Options (excluding Vested Options cancelled for no consideration pursuant to Section 3.1(c) and excluding any amount otherwise included in the definition of Cash on

Hand), plus (H) the aggregate principal and accrued interest outstanding under any Executive Promissory Note as of the Adjustment Calculation Time for which the corresponding deduction is made pursuant to Section 3.3(f), minus (I) the Adjustment Escrow Amount, minus (J) the Representative Holdback Amount, minus (K) the amount of the Estimated Pre-Closing Taxes; provided, however, that (y) if the amount of clause (D) or clause (E), as applicable, is less than or equal to $1,000,000, such amount shall be deemed to be zero for purposes of this definition of “Estimated Residual Merger Consideration” and (z) in no event, will the amount of clause (D) or clause (E) exceed the Adjustment Cap (even if such amount is greater than the Adjustment Cap).

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Promissory Note” means any promissory note evidencing the borrowing of money from the Company by an employee of the Company or its Subsidiaries that is set forth on Schedule 1.1(b).

“Expiration Date” means the Representative Expiration Date or the R&W Expiration Date, as applicable.

“Final Residual Merger Consideration” means the Base Purchase Price, minus (A) the amount of the Final Transaction Costs, plus (B) the amount of Final Cash on Hand, minus (C) the amount of Final Indebtedness, minus (D) if the Target Net Working Capital exceeds the Final Net Working Capital, the amount by which the Target Net Working Capital exceeds the Final Net Working Capital, plus (E) if the Final Net Working Capital exceeds the Target Net Working Capital, the amount by which the Final Net Working Capital exceeds the Target Net Working Capital, minus (F) the Series A Merger Consideration, plus (G) the aggregate exercise price of the Vested Options (excluding Vested Options cancelled for no consideration pursuant to Section 3.1(c) and excluding any amount otherwise included in the definition of Cash on Hand), plus (H) the aggregate principal and accrued interest outstanding under any Executive Promissory Note for which the corresponding deduction is made pursuant to Section 3.3(f), minus (I) the Adjustment Escrow Amount, minus (J) the Representative Holdback Amount, minus (K) the Final Pre-Closing Taxes; provided, however, that in no event, will (i) the amount of clause (D) of this definition exceed the sum of the Adjustment Cap plus the amount, if any, of clause (E) of the definition of Estimated Residual Merger Consideration and (ii) the amount of clause (E) of this definition exceed the sum of the Adjustment Cap plus the amount, if any, of clause (D) of the definition of Estimated Residual Merger Consideration; provided, further, that if the amount of clause (D) of this definition or clause (E) of this definition, as applicable, is less than or equal to $1,000,000, such amount shall be deemed to be zero for purposes of this definition of “Final Residual Merger Consideration”.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with debt or equity financing in connection with the Transactions, and the parties to any underwriting agreements, purchase agreements, placement agent agreements, credit agreements, indentures, joinder agreements or similar agreements entered into pursuant thereto or relating thereto.

“Fraud Claim” means actual fraud (but, for the avoidance of doubt, not constructive fraud) based on the representations and warranties contained in Article V or based on information provided or made available to Parent or its representatives or that Parent or its representatives received from or on behalf of the Company and relied upon by Parent (but not including, for the avoidance of doubt, any estimates (other than estimates set forth in the Company Statement on which Parent may rely), forecasts, future plans or projections on which it is agreed Parent may not rely).

“Fundamental Insurance Representations” means the representations and warranties in Sections 5.1, 5.2, 5.4, 5.8, 5.13, 5.17, 5.20 and 5.24.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher tier subcontractor of any Governmental Body in connection with any proposed Government Contract.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union, multi-national or other supra-national, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, tribunal, arbitrator, arbitration panel or similar judicial body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any liability, as of the Adjustment Calculation Time (and before taking into account the consummation of the Transactions), without duplication, (a) of the Company and its Subsidiaries (i) for the outstanding amount of the principal of and accrued interest or premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) evidenced by notes, debentures, bonds or other similar instruments, (iii) for obligations as lessee that are required to be capitalized in accordance with GAAP, or (iv) under any interest rate swap agreement, interest rate cap or collar agreement, foreign currency futures contract, or similar financial agreement or arrangement; (b) consisting of cash, book or bank account overdrafts of any of the Companies; (c) of the Company or any of its Subsidiaries issued, owing or assumed as the deferred purchase price of, or a contingent payment for, property, including any deferred acquisition purchase price (other than trade payables incurred in the Ordinary Course of Business and other than deferred revenue); (d) relating to any amount owed by the Company or any of its Subsidiaries pursuant to any Indonesian defined benefit pension arrangement that may exist; and (e) of others of the nature described in (a), (b), (c) or (d) that the Company or any of its Subsidiaries has guaranteed. Notwithstanding the foregoing, and for the avoidance of doubt, Indebtedness does not include (A) any operating lease obligations other than capitalized lease obligations, (B) any intercompany obligations, (C) contingent reimbursement obligations in respect of undrawn letters of credit listed on Schedule 5.12(a)(xiv), performance bonds, bankers acceptances or similar obligations, (D) any deferred revenue and (E) any current liability included in Net Working Capital. Indebtedness that will be discharged at Closing is identified on Schedule 1.1(a) as “Closing Indebtedness” (the “Closing Indebtedness”), and Indebtedness which will be retained by the Company after the Closing is identified on Schedule 1.1(a) as “Retained Indebtedness”.

“Intellectual Property” means all intellectual property or industrial property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names and trade names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) all copyrights and “moral” rights, and registrations and applications therefor,

(collectively, “Copyrights”); (iv) trade secret rights (“Trade Secrets”) and corresponding rights in confidential information, know how, Software and other non-public information (whether or not patentable); and (v) all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the knowledge of Mark Duffell, Jeff Wylie, John Murray, Amy Rios and Vikas Nehru, in each case after due inquiry of the employees of the Company having responsibility relating to the applicable matter, provided, for the avoidance of doubt, that Mark Duffell, Jeff Wylie, John Murray, Amy Rios and Vikas Nehru will be deemed to have the knowledge they would have had if they had conducted such due inquiry, whether or not they conducted such inquiry.

“Law” means any law (including common law), Order, statute, code, ordinance, rule, regulation, decree or other requirement or restriction of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, audits, charges, complaints, demands, subpoenas, grievances, hearings, investigations, litigation, mediations or proceedings, whether formal or informal, whether public or private, brought, conducted or heard by or before, or otherwise involving, a Governmental Body or private arbitrator or mediator.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction, but does not include any license or similar right granted with respect to any Intellectual Property.

“Material Adverse Effect” means a change, effect, occurrence or event that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), other than an effect (in whole or in part) resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (A) the effect of any change that generally affects the industry in which the Company and its Subsidiaries operate; (B) changes generally affecting the economy or the credit, debt, financial or capital markets; (C) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including, to the extent applicable, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees and revenue; (E) the effect of any changes in applicable Laws, GAAP or accounting rules, or the interpretation thereof, or (F) the failure of the Company or its Subsidiaries (in and of itself) to meet any financial plan or projection; provided, however, that the facts and circumstances underlying any such failure in clause (F) may (if not otherwise an Excluded Matter) be considered in determining whether a Material Adverse Effect has occurred, and provided, further that any event or occurrence listed in clauses (A), (B), (C), and/or (E) that materially impacts the Company or its Subsidiaries (taken as a whole) in a manner disproportionate to the impact on other companies in the industry in which the Company and its Subsidiaries operate will not be excluded.

“Net Working Capital” means, as of the Adjustment Calculation Time, the net working capital of the Company calculated in accordance with Exhibit E and determined in accordance with GAAP applied on a basis consistent with the accounting methods, policies, principles, procedures, classifications, judgments and estimation methodology as were used in the preparation of the Balance Sheet.

“Open Source Materials” refers to any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Options” means the Vested Options and the Unvested Options, collectively.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practice.

“Parent Parties” means, collectively, Parent, each of its Affiliates (including the Surviving Corporation following the Closing), and each of their officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns.

“Permits” means any approvals, authorizations, consents, licenses, permits, qualifications or certificates of a Governmental Body.

“Permitted Bonuses” means (i) any year-end discretionary or required bonuses, in either case, payable in the Ordinary Course of Business and (ii) any other bonuses paid upon or prior to the Closing in an amount not to exceed $250,000 per Person.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, encumbrances and other similar matters disclosed in policies of title insurance; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith and for which appropriate reserves have been set up in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Body; (v) solely prior to the Closing, and provided released as of the Closing, Liens securing Closing Indebtedness; (vi) title of a lessor under a capital or operating lease; (vii) real property Liens of public record; (viii) survey matters; and (ix) the Liens set forth on Schedule 1.1(c).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Adjustments” means the following adjustments which may be realized post-Closing, without duplication: (i) pursuant to Section 3.7(d), (ii) by the release of the Adjustment Escrow Amount or portion of the Adjustment Escrow Amount, if any, pursuant to Section 3.7(e) and (iii) by the release of the Representative Holdback or portion of the Representative Holdback, if any, pursuant to Section 3.8.

“Post-Closing Tax Period” means any Tax period beginning on a day following the Closing Date, or any portion of a Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preferred Stock” means, collectively, Series A Preferred Stock and the Series B Preferred Stock.

“Preferred Stockholder” means any Person who holds shares of Preferred Stock as of immediately prior to the Effective Time.

“Privacy and Security Laws” means Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data.

“R&W Insurer” means AIG Specialty Insurance Company, a corporation incorporated under the laws of the State of Illinois.

“R&W Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy issued by the R&W Insurer to the Insureds (as defined therein).

“Sale Bonus Payments” shall mean all expenses incurred by the Company or the Surviving Corporation relating to any retention, bonus, incentive, severance, change in control or similar amounts payable to officers, employees, directors or consultants of the Company or any of its Subsidiaries in connection with the consummation of the Transactions, including any Permitted Bonuses and any amounts set forth on Schedule 1.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Series A Preferred Stock” means Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Stock” means Series B Preferred Stock, par value $0.01 per share, of the Company.

“Series A Preferred Stockholder” means any Person who holds shares of Series A Preferred Stock as of immediately prior to the Effective Time.

“Series B Preferred Stockholder” means any Person who holds shares of Series B Preferred Stock as of immediately prior to the Effective Time.

“Series A Share Price” shall, in respect of any Series A Share, be an amount equal to the sum of (i) the Series A Liquidation Value of such Series A Share, plus (ii) an amount equal to the accrued and unpaid dividends thereon, as such terms are defined in the Certificate of Incorporation of the Company.

“Series B Percentage” shall have the meaning set forth in the Certificate of Incorporation of the Company.

“Software” means any and all computer software, computer programs and databases in any form, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Specified Representations” means those representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2(a) (Authorization of Agreement), Section 5.4(a) and Section 5.4(b) (Capitalization), Section 5.20 (Financial Advisors) and Section 5.24 (Representative).

“Stockholder” means any Person who holds shares of Preferred Stock or Common Stock as of immediately prior to the Effective Time.

“Stockholder Parties” means, collectively, the Representative, the Stockholders, the Optionholders and each of their Affiliates, officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means any Person (i) of which a majority of the outstanding voting securities, partnership interest, or other similar voting equity interests are owned, directly or indirectly, by the Company, or (ii) with respect to which the Company or any of its Subsidiaries is a general partner or managing member of such Person.

“Target Net Working Capital” means negative Nine Million Four Hundred Thirty-Four Thousand Dollars (-$9,434,000).

“Tax” or “Taxes” means (i) all foreign, national, federal, regional, state or local taxes, charges, fees, imposts, levies or other similar assessments imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated corporate, capital gains, capital acquisitions, deposit interest retention, alternative minimum, add-on minimum, gross income, registration, Medicare (or equivalent), disability, premium, environmental, windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges whatsoever (including any fee or penalty for failure to file or timely file a Tax Return) and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and reports, statements, elections, claims for refund, or forms (including estimated Tax Returns and reports and withholding Tax Returns and reports) required to be filed in respect of any Taxes, and any amendments, schedules or attachments thereto.

“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transaction Costs” shall mean (i) the aggregate fees and expenses of the Company relating to the Transactions to (A) Goldman, Sachs & Co. for investment banking services for the Company, (B) Kirkland & Ellis LLP, Morris, Nichols, Arsht & Tunnell LLP and Brodies LLP for legal services to the Company, (C) Grant Thornton LLP for tax and accounting services to the Company and (D) any other third party advisors, in each case for clauses (A), (B), (C) and (D) above to the extent unpaid as of the Adjustment Calculation Time and to the extent related to the Transactions, and (ii) the Sale Bonus Payments (if any) to the extent unpaid as of the Adjustment Calculation Time.

“Transactions” means the transactions contemplated by this Agreement and the documents referred to herein.

“Unvested Option” means all options to acquire shares of Common Stock which would be unvested or not exercisable as of immediately prior to the Effective Time, after giving effect to any acceleration provisions in respect of such options triggered by the Transactions (prior to any cancellation in accordance with Section 3.1(c)).

“Vested Option” means all options to acquire shares of Common Stock which are vested (if applicable) and exercisable (or will become exercisable as a result of the Transactions (whether pursuant to the terms of such options or at the election of the Company’s board of directors)) as of immediately prior to the Effective Time (prior to any cancellation in accordance with Section 3.1(c)).

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (1988) and any similar state or local “mass layoff” or “plant closing” law.

1.2 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

280G Approval	7.14(b)
Accel-KKR	7.9
Acquisition Proposal	7.10
Adjustment Escrow Account	3.7(a)
Adjustment Escrow Agreement	3.7(a)
Adjustment Escrow Deficiency Amount	3.7(f)
Agreement	Preamble
Authorized Action	10.20(b)
Balance Sheet	5.6(a)
Balance Sheet Date	5.6(a)
Base Purchase Price	1.1
Cap	9.2(a)
CERCLA	1.1
Certificate	3.1(g)
Certificate of Merger	2.3
Ciboodle Claim	9.5(a)
Ciboodle Sellers	9.5(a)
Claim	7.7(c)
Claiming Party	10.15
Closing	2.2
Closing Date	2.2
Closing Indebtedness	1.1
Common Stock	3.1(b)
Common Stock Merger Consideration	3.1(f)
Company	Preamble
Company Benefit Plans	5.13(a)
Company Charter Documents	5.1
Company Documents	5.2(a)
Company Employee	5.13(a)
Company Registered Intellectual Property	5.11(b)
Company Statement	3.7(b)
Conditionally Waived 280G Benefits	7.14(b)
Confidentiality Agreement	7.6
Defending Party	10.15
DGCL	2.1

Dispute Firm	9.2(g)(ii)
Dispute Resolution Firm	3.7(c)
Dissenting Shares	3.2(c)
Domain Names	1.1
Effective Time	2.3
Electronic Delivery	10.18
Equity Plan	3.1(c)
ERISA	5.13(a)
Estimated Cash on Hand	3.7(b)
Estimated Indebtedness	3.7(b)
Estimated Net Working Capital	3.7(b)
Estimated Pre-Closing Taxes	3.7(b)
Estimated Transaction Costs	3.7(b)
Excess Amount	3.7(d)
Executive Shares	3.5
Existing Policy	7.7(e)
Final Cash on Hand	3.7(c)
Final Indebtedness	3.7(c)
Final Net Working Capital	3.7(c)
Final Pre-Closing Taxes	3.7(c)
Final Transaction Cost	3.7(c)
Financial Controls	5.6(d)
Financial Statements	5.6(a)
Financing	7.13
Impermissible Failure to Close	4.3
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Indemnitees	7.7(a)
Initial Line Item Indemnity Period	9.2(b)
Intermediary Transaction Tax Shelter	10.6
Letter of Transmittal	3.2(a)
LGPL	1.1
Losses	9.1(a)
Material Company Products	5.11(a)
Merger	Recitals
Merger Consideration	3.1(f)
Merger Sub	Preamble
Mini-Basket	9.2(a)
Non-Party Affiliates	10.3
Objections Statement	3.7(c)
Option Merger Consideration	3.1(c)
Optionholder	3.1(c)
Optionholder Notice	3.1(c)
Outside Date	4.1(a)
Owned Real Property	5.9(b)
Parent	Preamble
Parent Claim	9.5(a)
Parent Closing Statement	3.7(c)
Parent Closing Statement Date	3.7(c)

Parent Documents	6.2
Parent Indemnified Party	9.1(a)
Personal Property Leases	5.10
Pre-Closing Straddle Period	7.12(d)
Pre-Closing Tax Return	7.12(b)
Pre-Closing Taxes	7.12(d)
Privileged Communications	10.4
Proceeding	10.15
R&W Expiration Date	9.2(d)
Real Property Lease	5.9(a)
Real Property Leases	5.9(a)
Representative	Preamble
Representative Account	3.8
Representative Cap	9.2(b)
Representative Expenses	3.8
Representative Expiration Date	9.2(d)
Representative Holdback Amount	3.8
Representative Indemnification	3.8
Required by Law Exception	9.2(g)(ii)
Second Line Item Indemnity Period	9.2(b)
Securities Act	6.8
Series A Merger Consideration	3.1(d)
Series B Merger Consideration	3.1(e)
Shortfall Amount	3.7(e)
Significant Contracts	5.12(a)
Significant Customer	5.21(a)
Straddle Tax Period Return	7.12(b)
Subsidiary Charter Documents	5.5(c)
Surviving Corporation	2.1
Tax Matter	7.12(c)(i)
Third Party Claim	9.3(a)
Trade Secrets	1.1
Transfer Taxes	7.12(a)
Unconditionally Waived 280G Benefits	7.14(a)
Written Consent	Recitals

(a) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. All amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).

(iii) Exhibits. The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(ix) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto.

(x) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Parent or Merger Sub and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the later of February 3, 2014 or such other later date to be specified by the parties (the “Closing Date”), which other later date shall be no later than the second Business Day after satisfaction or waiver of each condition to the Closing set forth in Sections 8.1 and 8.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois 60654, or remotely via the exchange of documents and signatures, unless another date or place is agreed to in writing by the parties hereto.

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Certificate of Incorporation and Bylaws. Effective immediately following the Merger, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Effective immediately following the Merger, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

2.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.7 Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that is owned by the Company or its wholly-owned Subsidiaries, Parent or Merger Sub and each share of Preferred Stock that is owned by the Company or its wholly-owned Subsidiaries, Parent or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Options. The Company shall cause all outstanding Options to be canceled as of immediately prior to the Effective Time, at which time each holder of a Vested Option (an “Optionholder”) shall, contingent upon the Closing, become entitled to receive from Parent or the Surviving Corporation (in lieu of receiving any stock of the Company) an amount in cash (adjusted down to the nearest whole cent) equal to the product of (i) the excess, if any, of the Common Share Price over the applicable exercise price per share of such Vested Option, multiplied by (ii) the number of shares of Common Stock such Optionholder could have purchased if such Optionholder had exercised such Vested Option in full immediately prior to such time, less applicable Taxes withheld (it being understood that the portion paid at Closing will be based on the Estimated Common Share price). Parent shall cause the Surviving Corporation to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 3.1(c). The aggregate consideration to which Optionholders become entitled pursuant to this Section 3.1(c) is collectively referred to herein as the “Option Merger Consideration.” As soon as reasonably practicable following the date of this Agreement, the Company shall deliver a notice to each of the Optionholders substantially in the form attached hereto as Exhibit G (the “Optionholder Notice”). Prior to the Effective Time, the Company shall adopt board (or committee) resolutions resolving that, as of immediately prior to the Effective Time, (a) no Person shall have any right under the Options, the Kay Technology Holdings, Inc. 2010 Equity Incentive Plan (the “Equity Plan”) or any other plan, program, agreement or arrangement with respect to equity securities of the Surviving Corporation or any direct or indirect Subsidiary thereof, except the right to receive the amounts payable under this Section 3.1(c), if any, (b) the Equity Plan terminates and (c) each Option (i) for which the exercise price of such Option is greater than or equal to the Estimated Common Share Price or (ii) is an Unvested Option, in each case is terminated for no consideration.

(d) Conversion of Series A Preferred Stock. Each issued and outstanding share of Series A Preferred Stock (other than shares to be canceled in accordance with Section 3.1(b), if any, and the Dissenting Shares) shall be converted into the right to receive cash equal to the Series A Share Price (the “Series A Merger Consideration”).

(e) Conversion of Series B Preferred Stock. In respect of all issued, outstanding and vested (as determined by the terms of the Duffell Restricted Stock Purchase Agreement) shares of Series B Preferred Stock (other than shares to be canceled in accordance with Section 3.1(b), if any, and the Dissenting Shares) held by the Series B Preferred Stockholder, all such Series B Preferred Stock in the aggregate shall be converted into the right to receive (adjusted down to the nearest whole cent) (i) cash equal to the Series B Percentage multiplied by the Estimated Residual Merger Consideration (the “Series B Merger Consideration”) and (ii) any amounts payable in respect of the Series B Preferred Stock pursuant to the Post-Closing Adjustments. Any share of Series B Preferred Stock which will not become vested as a result of the Transactions shall be automatically canceled and retired and shall cease to exist.

(f) Conversion of Common Stock. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.1(b) or cancelled or repurchased in accordance with Section 3.5, if any, and the Dissenting Shares) shall be converted into the right to receive cash (adjusted down to the nearest whole cent) equal to the Common Share Price (in the aggregate, the “Common Stock Merger Consideration” and, together with the Series A Merger Consideration, the Series B Merger Consideration and the Option Merger Consideration, including without duplication if already covered, any amounts payable pursuant to the Post-Closing Adjustments, the “Merger Consideration”).

(g) No More Rights. At the Effective Time, all shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto except the right to receive the Series A Merger Consideration, the Series B Merger Consideration and any amounts payable pursuant to any Post-Closing Adjustments or the Common Stock Merger Consideration, as the case may be.

3.2 Notices to Stockholders; Dissenting Shares.

(a) The Company shall, as promptly as reasonably practicable after the date hereof, mail or deliver (i) to each Stockholder (A) a letter from the Company providing such Stockholder with a brief information statement regarding the Company and the Transactions, providing (I) the notification required by Section 228(e) of the DGCL with respect to the Written Consent and (II) notice in the manner contemplated in Section 262 of the DGCL of such holder’s right to seek appraisal pursuant to Section 262 of the DGCL, and (B) a Letter of Transmittal, in the form of Exhibit B attached hereto (the “Letter of Transmittal”), and (ii) to each Optionholder, the Optionholder Notice. The Company shall afford Parent a reasonable opportunity to review and comment upon the documents described in this Section 3.2(a) and shall consider in good faith Parent’s comments thereto. Notwithstanding any other provision hereof, in no event shall any Stockholder have the right to receive any payment to which such Person is otherwise entitled pursuant to this Article III unless and until such time as such Person delivers to the Surviving Corporation a duly executed and completed copy of the Letter of Transmittal and one or more certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Common Stock or Preferred Stock, as applicable, held by such holder as of immediately before the Effective Time or affidavits of loss in form and substance reasonably satisfactory to Parent.

(b) Within ten days after the Effective Date, the Surviving Corporation shall notify each Stockholder who has complied with Section 262 and not voted in favor of or consented to the Merger that the Merger has become effective.

(c) Notwithstanding any other provision of this Agreement to the contrary, any share of Common Stock or Preferred Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Common Stock Merger Consideration, the Series A Merger Consideration or the Series B Merger Consideration, as applicable, or any portion thereof, in respect of such Dissenting Share unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. Such Stockholder shall instead be entitled to receive payment of the appraised value of such share of Common Stock or Preferred Stock in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such share of Common Stock or Preferred Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the consideration set forth in Sections 3.1 and 3.3(a)(i), without any interest thereon.

(d) The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Common Stock or Preferred Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

3.3 Payment of Merger Consideration; Exchange of Certificates.

(a) Closing Payments. Subject to compliance with Section 3.3(b), at Closing, Parent shall (i) pay to the Paying Agent for the benefit of each Common Stockholder the Estimated Common Share Price in respect of each share of Common Stock held by such Common Stockholder, (ii) pay to the Paying Agent for the benefit of each Series A Preferred Stockholder the Series A Merger Consideration in respect of each share of Series A Preferred Stock held by such Series A Preferred Stockholder, (iii) pay to the Paying Agent for the benefit of the Series B Preferred Stockholder the Series B Merger Consideration in respect of all Series B Preferred Stock in the aggregate held by the Series B Preferred Stockholder, and (iv) pay, or cause the Surviving Corporation pay, to each Optionholder the applicable portion of the Option Merger Consideration due in respect of each Vested Option held by such Optionholder as determined by Section 3.1(c). Following receipt of the payments set forth in clauses (i) through (iii) above, such amounts shall be distributed as soon as practicable by the Paying Agent by wire transfer of immediately available funds to the account of each Series A Preferred Stockholder, Series B Preferred Stockholder and Common Stockholder, as applicable.

(b) Exchange Procedures. Upon surrender of the Certificate or Certificates representing the Common Stock, Series A Preferred Stock or Series B Preferred Stock held by each Stockholder to the Company (or an affidavit of loss in accordance with Section 3.3(e) below), together with a duly executed Letter of Transmittal, such Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the Estimated Common Share Price, Series A Merger Consideration or Series B Merger Consideration for the Common Stock, Series A Preferred Stock or Series B Preferred Stock, respectively, represented by such Certificate or Certificates, and Certificates so surrendered shall forthwith be canceled; provided that the Surviving Corporation shall make such payment to each such Stockholder immediately after the Effective Time if such Stockholder has surrendered his, her or its Certificates, duly endorsed in blank or accompanied by duly executed stock powers (or an affidavit of loss in accordance with Section 3.3(e) below) and a duly executed and completed Letter of Transmittal at least two (2) Business Days prior to the Closing Date. Until surrendered as contemplated by this Section 3.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, and neither Parent nor the Surviving Corporation shall be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. Notwithstanding anything to the contrary herein, upon the occurrence of the Closing, payments of Merger Consideration to the Stockholders hereunder shall be made by the Paying Agent pursuant to that certain Paying Agent Agreement, by and among the Company, Parent, the Representative and Wilmington Trust, National Association, substantially in the form of Exhibit C attached hereto.

(c) No Further Ownership Rights in Common Stock or Preferred Stock. All cash paid upon the surrender of Certificates (including cash deposited in the Representative Account and the Adjustment Escrow Account) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock, as applicable, previously represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) No Liability. None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to Parent, against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for the Common Stock or Preferred Stock represented by such Certificate to which such holder would be entitled pursuant to this Article III.

(f) Executive Promissory Notes. Notwithstanding anything to the contrary herein, the proceeds payable by Parent or the Surviving Corporation to any Stockholder or Optionholder pursuant to this Agreement shall be reduced by the aggregate principal and accrued interest of any Executive Promissory Notes issued by such Stockholder or Optionholder which remain outstanding as of the Closing.

3.4 Company Indebtedness. Simultaneously with the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, any outstanding amount of Closing Indebtedness of the Company and its Subsidiaries by wire transfer of immediately available funds as directed by the holders of such Closing Indebtedness at least three (3) Business Days before the Closing. The Company shall deliver to Parent at the Closing customary payoff letters in form and substance reasonably satisfactory to Parent in respect of repayment of the Closing Indebtedness, together with UCC-3 termination statements or similar documents evidencing the termination of all Liens securing any Closing Indebtedness. Parent shall use its reasonable best efforts to cause, as of the Closing, each of the letters of credit of the Company and its Subsidiaries to be returned to the issuers thereof, provide to the issuer of such letter of credit a letter of credit in the same amount, in form reasonably satisfactory to the issuers of such letters of credit, or otherwise reasonably secure the issuers of such letters of credit as its continuing exposure with respect to such letters of credit under the applicable credit facilities (e.g., cash collateralizing such obligations).

3.5 Unvested Share Repurchase or Cancellation. Prior to the Effective Time, any unvested “Executive Shares” (as defined in the Duffell Restricted Stock Purchase Agreement) shall be automatically cancelled by the Company, and the Company shall pay to Mark Duffell the original cost of each such unvested Executive Share.

3.6 Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Company, Parent, the Surviving Corporation, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from the payment of the Merger Consideration otherwise payable to a Common Stockholder, Series A Preferred Stockholder, Series B Preferred Stockholder or Optionholder pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law; provided that, if the Parent, Merger Sub, Paying Agent or Escrow Agent determines that an amount is required to be deducted and withheld with respect to any such payment (other than a compensatory payment, which may be withheld upon without notice), at least three (3) days prior to the date the applicable payment is scheduled to be made, the Parent will provide the Company with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and any applicable provision of federal, state, local or foreign Tax law pursuant to which such deduction and withholding is required and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.7 Purchase Price Adjustment.

(a) At the Closing, Parent shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount, to be used in accordance with Section 3.7(e). Any amounts to be deposited with the Escrow Agent pursuant to this Section 3.7(a) shall be deposited in an escrow account (the “Adjustment Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms hereof and an escrow agreement, substantially in the form of Exhibit D (the “Adjustment Escrow Agreement”), to be entered into by Parent, the Representative and the Escrow Agent prior to the date of such deposit. The Adjustment Escrow Amount shall be allocated to each Series B Stockholder, Common Stockholder and Optionholder in accordance with their respective Allocation Percentages.

(b) No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Company Statement”) prepared in good faith setting forth (i) an estimate of Net Working Capital (such amount, the “Estimated Net Working Capital”), (ii) an estimate of Cash on Hand (such amount, the “Estimated Cash on Hand”), (iii) an estimate of Indebtedness (such amount, the “Estimated Indebtedness”), (iv) an estimate of the Transaction Costs (such amount, the “Estimated Transaction Costs”), (v) an estimate of Pre-Closing Taxes, excluding any amounts relating to the items set forth on Schedule 9.1(a)(iv) (such amount, the “Estimated Pre-Closing Taxes”) and (vi) the resulting calculation of Estimated Residual Merger Consideration. The Company Statement and the components thereof (including Net Working Capital, Cash on Hand, Indebtedness, Estimated Pre-Closing Taxes and Transaction Costs) shall each be determined in accordance with this Agreement, the defined terms herein and past practice.

(c) As soon as reasonably practicable, but no later than sixty (60) days after the Closing Date (the “Parent Closing Statement Date”), Parent shall prepare in good faith and shall deliver to the Representative a statement (the “Parent Closing Statement”) setting forth the actual amounts of (i) Net Working Capital (such amount as finally determined pursuant to this Section 3.7, the “Final Net Working

Capital”), (ii) Cash on Hand (such amount as finally determined pursuant to this Section 3.7, the “Final Cash on Hand”), (iii) Indebtedness (such amount as finally determined pursuant to this Section 3.7, the “Final Indebtedness”), (iv) Transaction Costs (such amount as finally determined pursuant to this Section 3.7, the “Final Transaction Costs”), (v) Pre-Closing Taxes, excluding any amounts relating to the items set forth on Schedule 9.1(a)(iv) (such amount as finally determined pursuant to this Section 3.7, the “Final Pre-Closing Taxes”) and (vi) the resulting calculation of Final Residual Merger Consideration; provided that if Parent fails to deliver the Parent Closing Statement by the Closing Statement Date and Parent has not delivered the Parent Closing Statement within five (5) Business Days after Representative has delivered notice of such failure, Representative may instruct Escrow Agent to release the Adjustment Escrow Amount (and Parent hereby agrees to such instruction and waives any objection to such release). The Parent Closing Statement and the components thereof (including Net Working Capital, Cash on Hand, Indebtedness, Final Pre-Closing Taxes and Transaction Costs) shall each be determined in accordance with this Agreement, the defined terms herein and past practice. The parties agree that the purpose of preparing the Parent Closing Statement and determining Net Working Capital, Cash on Hand, Indebtedness, Final Pre-Closing Taxes and Transaction Costs and the related purchase price adjustments contemplated by this Section 3.7 is to measure changes in Net Working Capital and the levels of Cash on Hand, Indebtedness, Estimated and Final Pre-Closing Taxes and Transaction Costs, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Parent Closing Statement or determining Net Working Capital, Cash on Hand, Indebtedness, Estimated or Final Pre-Closing Taxes and Transaction Costs. After delivery of the Parent Closing Statement, Parent shall give the Representative and its accountants reasonable access during normal business hours to review Parent’s, the Surviving Corporation’s and its Subsidiaries’ books and records directly related to and utilized in, and employees involved in, the preparation of the Parent Closing Statement. The Representative and its accountants may make inquires of Parent and its Subsidiaries regarding questions concerning or disagreements with the Parent Closing Statement arising in the course of its review thereof, and Parent shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to cause any such employees to cooperate with and promptly respond to such inquiries. If the Representative has any objections to the Parent Closing Statement, the Representative shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Parent Closing Statement, the Parent Closing Statement shall be final, binding and non-appealable by the parties hereto. The Representative and Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Representative and Parent shall submit such dispute to a mutually acceptable dispute resolution firm (the “Dispute Resolution Firm”). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which the Representative and Parent are unable to resolve. The Dispute Resolution Firm’s determination will be based solely on the definitions of Net Working Capital, Cash on Hand, Indebtedness, Estimated and Final Pre-Closing Taxes and Transaction Costs, as applicable, contained herein. The Representative and Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within 60 days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the submissions by Parent and the Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review or an audit). The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if the Representative submits an Objections Statement for $1,000, and if Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to Parent and 40% (i.e., 200/500) to the Representative.

(d) If the Final Residual Merger Consideration exceeds the Estimated Residual Merger Consideration (such excess, the “Excess Amount”), then, promptly following the determination of the Final Residual Merger Consideration, and in any event within five (5) Business Days thereof, (I) Parent shall pay (x) to the Paying Agent the portion of such Excess Amount owed to the Series B Stockholder and the Common Stockholders, determined in accordance with their respective Allocation Percentages and (y) to the Optionholders, in accordance with their relative respective Allocation Percentages, the remainder of such Excess Amount (less applicable withholding taxes), through the Surviving Corporation’s or one of its Subsidiaries’ payroll systems or otherwise and (II) the Representative and Parent shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay the entire Adjustment Escrow Amount as follows: (i) to the Paying Agent the portion of the Adjustment Escrow Amount owed to the Series B Stockholder and the Common Stockholders, determined in accordance with their respective Allocation Percentages and (ii) to Parent (on behalf of the Optionholders) the remainder of such Adjustment Escrow Amount, for further payment by Parent or the Surviving Corporation’s or one of its Subsidiaries’ payroll systems or otherwise to the Optionholders, in accordance with their relative respective Allocation Percentages. The Paying Agent shall promptly pay to the Series B Stockholder and the Common Stockholders, in accordance with their respective Allocation Percentages, the amounts received on their behalf, by wire transfer of immediately available funds to the account or accounts designated in writing by the Representative.

(e) If the Estimated Residual Merger Consideration exceeds the Final Residual Merger Consideration (such excess, the “Shortfall Amount”), then, promptly following the determination of the Final Residual Merger Consideration, and in any event within five (5) Business Days thereof, (I) Parent and the Representative shall instruct the Escrow Agent to pay to Parent from the Adjustment Escrow Amount, the Shortfall Amount and (II) the Representative and Parent shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay (A) to the Paying Agent the portion of the remaining Adjustment Escrow Amount, if any, owed to the Series B Stockholder and the Common Stockholders, determined in accordance with their respective Allocation Percentages and (B) to Parent (on behalf of the Optionholders) the remainder of such Adjustment Escrow Amount, if any, for further payment by Parent or the Surviving Corporation’s or one of its Subsidiaries’ payroll systems or otherwise to the Optionholders, in accordance with their relative respective Allocation Percentages. The Paying Agent shall promptly pay to the Series B Stockholder and the Common Stockholders, in accordance with their respective Allocation Percentages, the amounts received on their behalf, if any, pursuant to this Section 3.7(e), by wire transfer of immediately available funds to the account or accounts designated in writing by the Representative.

(f) If the Adjustment Escrow Amount is not sufficient to satisfy the Shortfall Amount, then, at Parent’s sole discretion, Parent shall be entitled to assert on a dollar-for-dollar basis pursuant to Section 9.1(a)(iii) (subject to the Representative Cap but not the Deductible as set forth in Article IX) against the Representative (in its capacity as such), in respect of all or part of the amount by which the Shortfall Amount exceeds the Adjustment Escrow Amount (the “Adjustment Escrow Deficiency Amount”).

3.8 Representative Holdback. At the Closing, Parent shall deposit with the Representative, by wire transfer of immediately available funds (to an account designated by the Representative), an amount equal to $30,000,000 (the “Representative Holdback Amount”), to be used in accordance with this Section 3.8 and as the source for any Representative Indemnification (but subject, for the avoidance of doubt, to the limitations contained in Article IX). Any amounts to be deposited with the

Representative pursuant to this Section 3.8 shall be deposited in a segregated account (the “Representative Account”) to be established and maintained by the Representative pursuant to the terms hereof. The portion of the Representative Holdback Amount delivered to, and held by, the Representative on behalf of each such Stockholder and Optionholder shall be allocated to each Series B Stockholder, Common Stockholder and Optionholder in accordance with their respective Allocation Percentages. The Representative is entitled to pay on behalf of the Stockholders, Optionholders and, if applicable, the Representative, and to the extent paid by the Representative from its own funds, obtain reimbursement for, (x) costs and expenses incurred by the Representative in the performance of its duties hereunder (whether prior to or after the Closing) (“Representative Expenses”) and (y) any payment by the Representative with respect to any claim for indemnification pursuant to Article IX (the “Representative Indemnification”), in each case, from the Representative Holdback Amount. On or after May 1, 2015 (or earlier pursuant to the final sentence of this Section 3.8), the Representative may distribute portions, if any, of the Representative Holdback Amount to each Series B Stockholder, Common Stockholder and Optionholder in accordance with their respective Allocation Percentages, except that, subject to the final sentence of this Section 3.8, no such distribution shall cause the balance of the Representative Account to be less than (i) at any time prior to April 30, 2015, the Representative Cap or (ii) at any time on or after April 30, 2015, the sum of (x) an amount equal to all pending claims for Representative Indemnification and (y) the Representative Cap (as reduced from time to time pursuant to Section 9.2(b)), provided that such sum shall not exceed the initial Representative Cap. Upon the final resolution of all claims for Representative Indemnification pending as of February 4, 2017 (or earlier pursuant to the final sentence of this Section 3.8), the remaining portion of the Representative Holdback Amount (if any) shall be distributed to each Series B Stockholder, Common Stockholder and Optionholder in accordance with their respective Allocation Percentages. Notwithstanding the foregoing, the Representative (x) may earlier distribute such amounts if it receives satisfactory credit worthy assurances (determined in its sole discretion but which may include letters of credit or the like) that such recipients will return such funds if necessary to cover Representative Indemnification and/or Representative Expenses (it being understood that such amounts may be distributed on a non-pro rata basis absent such assurances) and (y) without limiting the foregoing, may distribute up to $5,000,000 at any time in its sole discretion.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) at the election of the Company or Parent on or after February 28, 2014 (the “Outside Date”), if the Merger shall not have occurred by the close of business on such date, provided, however, that if on February 28, 2014, the conditions to Closing set forth in Section 8.1(d) or Section 8.2(f) shall have not been satisfied or waived by Parent or the Company, as applicable, but all other conditions to Closing have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on February 28, 2014), then the Outside Date shall, at the option of Parent or the Company, as the applicable beneficiary of such condition under Article VIII, be extended to and including March 30, 2014, if the party desiring to extend the Outside Date notifies the other party in writing on or prior to February 28, 2014 to so extend the Outside Date; provided, further, that (x) neither the Company nor Parent may terminate this Agreement pursuant to this Section 4.1(a) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VIII prior to the Outside Date, or (ii) the failure of the Effective Time to have occurred prior to the Outside Date and (y) the Parent may not terminate pursuant to this Section 4.1(a) if the conditions to Closing contained in Section 8.1 have been satisfied (or are expected to be satisfied at the Closing and are then capable of being satisfied);

(b) by mutual written consent of the Company and Parent;

(c) by the Company or Parent if there shall be in effect a final nonappealable Order prohibiting the consummation of the Transactions, it being agreed that the party so requesting termination shall have used commercially reasonable efforts to promptly appeal any adverse determination that is not nonappealable and shall have diligently pursued such appeal; provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 4.1(c) if the issuance of such Order was caused by or resulting from the material breach of such Person’s obligations under this Agreement;

(d) by the Company or Parent if there is any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger or the Transactions by any Governmental Body that would make the consummation of the Merger or any of the other Transactions illegal;

(e) by Parent if the Company shall be in material breach of any of its representations and warranties hereunder and such breach (if curable) is not cured within ten (10) Business Days after the giving of written notice by Parent to the Company and if not cured at or before Closing, such breach would result in the failure of the condition set forth in Section 8.1(a) being satisfied by the Outside Date;

(f) by Parent if the Company shall be in material breach of any of its covenants hereunder, and if such violation (if curable) is not cured within ten (10) Business Days after the giving of written notice by Parent to the Company and if not cured at or before Closing, such breach would result in the failure of the condition set forth in Section 8.1(b) being satisfied by the Outside Date;

(g) by the Company if Parent or Merger Sub shall be in material breach of any of their representations and warranties hereunder and such breach (if curable) is not cured within ten (10) Business Days after the giving of written notice by the Company to Parent and if not cured at or before Closing, such breach would result in the failure of the condition set forth in Section 8.2(a) being satisfied by the Outside Date;

(h) by the Company if Parent or Merger Sub shall be in material breach of any of their covenants hereunder, and if such violation (if curable) is not cured within ten (10) Business Days after the giving of written notice by the Company to Parent and if not cured at or before Closing, such breach would result in the failure of the condition set forth in Section 8.2(b) being satisfied by the Outside Date; or

(i) by Parent if the Written Consent is not executed and delivered to Parent within three (3) Business Days following the execution of this Agreement; provided that, the right to terminate the Agreement under this Section 4.1(i) must be exercised, if exercisable, by the tenth (10th) Business Day after the date of this Agreement.

provided, however, notwithstanding the foregoing, in no event may Parent terminate this Agreement pursuant to Sections 4.1(a), 4.1(e) or 4.1(f) above if Parent is then in breach of the representation and warranty in Section 6.6.

4.2 Procedure Upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

4.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Merger Sub, the Company, the Common Stockholders or the Preferred Stockholders; except that the provisions of this Section 4.3, Section 7.6 (Confidentiality) and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with their terms. No such termination shall relieve (i) any party hereto from liability for any willful breach of this Agreement and (ii) Parent from any liability for Losses to the Stockholder Parties (or the Company) for any failure to fund or close the Transactions for any reason if the conditions to Closing contained in Section 8.1 have been satisfied (or are expected to be satisfied at the Closing and are then capable of being satisfied) (an “Impermissible Failure to Close”), regardless of whether or not such breach was willful. The Parent Parties’ liability for any Impermissible Failure to Close shall (1) not include any Losses for punitive damages (except to the extent paid to a third party) or damages based on a “multiple of profits” or “multiple of cash flows”, (2) include damages for diminution in value, if any, and (3) be limited to an aggregate maximum amount of damages paid to the Company, the Representative, the Stockholder Parties, or any other person permitted to claim under this Agreement, of $150,000,000 (it being understood that the Company has the ability to seek damages on behalf of the Stockholders and/or Optionholders in the event of an Impermissible Failure to Close (but, for the avoidance of doubt, while these provisions shall not limit specific performance, the Company may not seek both specific performance and such damages simultaneously (although such may be sought sequentially to the extent unsuccessful with respect to the first remedy sought)) and it being understood that the Company shall not be prohibited from seeking fees, costs and expenses as contemplated by Section 10.15). The Parent Parties shall have no liability for an Impermissible Failure to Close if the debt Financing Sources articulate in writing that the Company’s material restatement (undertaken in the Company’s sole discretion) of any of the Financial Statements was the primary cause for its failure to fund. The Company and the Stockholder Parties will use commercially reasonable efforts to avoid taking any action intended to increase the amount of any Losses arising in connection with an Impermissible Failure to Close for which the Company (on behalf of the Stockholders and/or Optionholders) may wish to seek damages; provided that, for the avoidance of doubt, the Stockholder Parties shall have no obligation to (but may in their sole discretion) sell the Company to mitigate or establish such Losses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing (or its equivalent) under the laws of each jurisdiction in which its ownership or leasing of property or the conduct of its business as now conducted requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. The Company has made available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents.

5.2 Authorization of Agreement.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to consummate the Transactions and to perform its obligations under the Company Documents. The execution and delivery of this Agreement and the Company Documents and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company, except for obtaining the Written Consent. The Written Consent is the only vote of the holders of any of the Company’s capital stock required in connection with the consummation of the Transactions under the DGCL and the Company Charter Documents, and no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement or the Company Documents. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent, has (a) approved this Agreement, the Merger and the other Transactions, (b) determined that this Agreement and the terms and conditions of the Merger and the Transactions are advisable and in the best interests of the Company and its Stockholders, and (c) recommended that the Stockholders adopt this Agreement.

(c) The Company, prior to the Effective Time, will have notified the Stockholders of the Transactions as and to the extent required by the terms and conditions of the Company Charter Documents, the DGCL and as contemplated herein. The information furnished to the Stockholders in the Letter of Transmittal did not contain, and will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not false or misleading.

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), and with respect to clause (iii) below, except for such matters that would not reasonably be expected to be material to the operations of the Company and its Subsidiaries, taken as a whole, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Transactions, or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will conflict with, result in any material violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require any notice, consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien (other than Permitted Exceptions) under, any provision of (i) the Company Charter Documents or Subsidiary Charter Documents; (ii) any Significant Contract or material Permit to which the Company or any Subsidiary is a party; or (iii) any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof, or the consummation of the Transactions, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Body regarding preacquisition notifications for the purpose of competition reviews), and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate notice documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) such matters that would not reasonably be expected to be material to the operations of the Company and its Subsidiaries, taken as a whole.

5.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 120,000,000 shares of Common Stock, (ii) 100,000 shares of Series A Preferred Stock, (iii) 5,000 shares of Series B Preferred Stock, and (iv) 5,000 shares of undesignated preferred stock. As of the date hereof, there are (i) 116,205,638.036 shares of Common Stock issued and outstanding, (ii) 91,327.375 shares of Series A Preferred Stock issued and outstanding, and (iii) 1,000.000 shares of Series B Preferred Stock issued and outstanding, none of which are held by the Company as treasury stock or by any Subsidiary. A list of all holders of Common Stock and Preferred Stock together with the number of shares held by each such holder, in each case as of the date hereof, is set forth on Schedule 5.4(a), and each such holder holds good, valid and marketable title to such shares of Common Stock or Preferred Stock, as applicable, free and clear of all Liens other than restrictions on transfer under applicable federal and state securities Laws. There are no holders of capital stock of the Company other than as set forth on Schedule 5.4(a). All of the issued and outstanding shares of Common Stock and Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Common Stock or Preferred Stock that will not be satisfied by the payment of the Merger Consideration hereunder.

(b) Except as set forth on Schedule 5.4(b) and other than the Options set forth on Schedule 5.4(c) as of the date hereof, there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock of the Company. Except as set forth on Schedule 5.4(b) and other than the Options set forth on Schedule 5.4(c), the Company is not a party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the Common Stock or Preferred Stock.

(c) With respect to each Option, Schedule 5.4(c) indicates the holder thereof, the date of grant, the exercise price per share, the applicable vesting schedule, and the expiration date thereof. Each Option was issued with an exercise price for purposes of Section 409A of the Code that is no less than the fair market value of the underlying stock on the date of grant and is exempt from Section 409A of the Code.

5.5 Subsidiaries.

(a) Schedule 5.5(a) sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Except as set forth on Schedule 5.5(a), neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests in any Person that is not a Subsidiary of the Company. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing (or its equivalent) under the laws of each jurisdiction in which its ownership or leasing of property or the conduct of its business as now conducted requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted, except for such matters that would not be material to the operations of such Subsidiary.

(b) The outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned, directly or indirectly, by the Company and its Subsidiaries are owned free and clear of any and all Liens (other than Permitted Exceptions) and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, except as set forth on Schedule 5.5(b). No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary is a party requiring, and there are no securities of the Company or any Subsidiary outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock or other equity interests of any Subsidiary. Except as set forth on Schedule 5.5(b), no Subsidiary is party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the shares of capital stock or other equity interests of any Subsidiary.

(c) The Company has made available to Parent true and complete copies of the charter and by-laws (or equivalent organizational documents) of each Subsidiary of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect. None of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

5.6 Financial Statements.

(a) The Company has delivered to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2012 and 2011 and the related audited consolidated statements of income, cash flows and stockholders equity of the Company and its Subsidiaries for the years ended December 31, 2012 and 2011 and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of income and stockholders equity of the Company and its Subsidiaries for the fiscal quarter and nine-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and, in the case of the unaudited financial statements, normal recurring year-end adjustments, each of the Financial Statements has been prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2013 is referred to as the “Balance Sheet” and September 30, 2013 is referred to as the “Balance Sheet Date”.

(b) Except as set forth on Schedule 5.6(b), neither the Company nor any Subsidiary has any Indebtedness or liabilities that would be required to be reflected in, reserved against or otherwise described on a balance sheet of the Company or its Subsidiaries, as applicable, or in the notes thereto, in accordance with GAAP and that are not so reflected, reserved against or described on the Balance Sheet, other than (i) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (ii) liabilities arising under the executory portion of any contract, (iii) liabilities incurred in connection with the Transactions, or (iv) provisions for corporate income taxes due for the nine months ended September 30, 2013.

(c) Neither the Company nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) The Company and its Subsidiaries have in place systems and processes (including the maintenance of proper books and records) that are customary in all material respects (to the Knowledge of the Company) for companies at the same stage of development as the Company or the applicable Subsidiary designed to (1) provide reasonable assurances regarding the reliability of the Financial Statements in accordance with GAAP and (2) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes being herein referred to as the “Financial Controls”). Since January 1, 2012, to the Knowledge of the Company, none of the Company, its Subsidiaries, their respective officers nor the Company’s independent auditors, has identified or been made aware of any material complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. To the Knowledge of the Company, there have been no instances of fraud committed by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements.

5.7 Absence of Certain Developments.

(a) Except as contemplated by this Agreement, in connection with the Transactions or as set forth on Schedule 5.7(a), since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business. Since the Balance Sheet Date, there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as set forth in Schedule 5.7(b), since the Balance Sheet Date through the date hereof, neither the Company nor any Subsidiary has (i) taken any action that would be a violation of Section 7.2 if that Section had been in effect during the period from the Balance Sheet Date through and including the date hereof, (ii) incurred or discharged or satisfied any Indebtedness other than borrowings in the Ordinary Course of Business under the Company’s or its Subsidiaries’ existing credit facilities, (iii) sold, transferred or otherwise disposed of any of its material properties or assets, except non-exclusive licenses of Company Products in the Ordinary Course of Business or the disposal of obsolete or worthless assets, (iv) (A) granted, or is committed to grant, salary or wage increases or any increase in or addition to any other compensation or benefits to Company Employees (except in the case of employees that are not officers of the Company, increases in salary, wages or incentive compensation in the Ordinary Course of Business), (B) made any loan or advance of money or other property to any of the Company Employees (other than routine advances to employees for business expenses in the Ordinary Course of Business), (C) established, adopted, entered into, amended or terminated any Company Benefit Plans, or (D) granted or promised to grant any equity or equity-based awards to any Company Employees (other than issuances of stock on exercise of Options), (v) purchased or redeemed any shares of capital stock or other equity interests, or made or declared any dividend or distribution with respect to any capital stock or equity security, (vi) changed its methods of keeping of its books of account or accounting practices, except as required by GAAP, or (vii) agreed in writing to do any of the foregoing.

5.8 Taxes. Except as set forth on Schedule 5.8:

(a) the Company and its Subsidiaries have (i) duly and timely filed all material Tax Returns that are required by applicable Laws to be filed by them and all such Tax Returns are complete, true and correct in all material respects and have been prepared in accordance with applicable Law, and (ii) maintained and retained all material Tax Returns and related records as required by applicable Law;

(b) the Company and its Subsidiaries have paid all material Taxes that have become due and payable, other than those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the Financial Statements;

(c) all material Taxes that the Company and its Subsidiaries are required by Law to withhold and collect at or prior to Closing have been duly and timely withheld, collected and paid over, in each case, to the proper Taxing Authorities to the extent due and payable;

(d) neither the Company nor any of its Subsidiaries has executed any waiver to extend the applicable statute of limitations in respect of any Tax liabilities of the Company or any of its Subsidiaries where such waiver is still in effect;

(e) there is no audit, examination, deficiency or refund litigation in progress or currently pending or assessments or claims (proposed, asserted or assessed, in each case in writing) with respect to any material amount of Taxes of the Company or any of its Subsidiaries and no Taxing Authority has given written notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any such Taxes which has not yet commenced;

(f) no written claim or nexus inquiry has been received by the Company or any of its Subsidiaries within the past three (3) years from a Taxing Authority asserting that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns;

(g) there are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary, other than Permitted Exceptions;

(h) neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return, or of any affiliated, consolidated, combined, unitary or similar Tax group under state, local or foreign Law (other than a group the common parent of which is the Company or any of its Subsidiaries), (ii) has any liability for Taxes of any person (other than a group the common parent of which is the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor or by contract, or (iii) is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (excluding, for the avoidance of doubt, agreements entered into in the ordinary course of business whose principal subject matter is not Taxes, such as leases or credit agreements);

(i) none of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years (which the parties to such distribution treated as one to which Section 355 of the Code is applicable) that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions;

(j) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (A) any change in accounting method initiated by it or any other relevant party prior to the Closing Date, (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law entered into prior to the Closing Date, (C) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (D) a prepaid amount received, or paid, prior to the Closing Date or (E) deferred gains or losses arising prior to the Closing Date;

(k) neither the Company nor any of its Subsidiaries has engaged in any “reportable transactions” as defined in Section 6707A of the Code or Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a similar provision of state, local or foreign Law; and

(l) the Company and each of its Subsidiaries has properly and timely documented its transfer pricing methodology in compliance with Section 482 of the Code and any similar provision of state, local, or foreign Law and neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or any similar Contract or agreement.

For the avoidance of doubt (i) no representation in this Section 5.8 is made concerning the existence, amount or availability of any net operating loss carry forward, tax credit carry forward, or other Tax attribute carried forward, in each case of the Company or any of its Subsidiaries as of the date hereof or the Closing Date, for use in any Tax period beginning after the Closing Date, and (ii) the portion of representation (a) pertaining to the Tax Returns being complete, true, and correct in all material respects, shall not be applicable for purposes of any Tax position taken by the Company or its Subsidiaries on a Tax Return, other than a Straddle Period Tax Return, for a Post-Closing Tax Period.

5.9 Real Property.

(a) Schedule 5.9(a) sets forth a complete list of all leases and subleases of real property to or by the Company or a Subsidiary as of the date hereof involving annual payments in excess of $100,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Except as set forth on Schedule 5.9(a), neither the Company nor any Subsidiary has received any written notice of any default, neither the Company nor any Subsidiary is currently in default, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases, except for such defaults that are no longer continuing or would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. Each of the Real Property Leases is in full force and effect and creates, in favor of the Company or its Subsidiaries a valid, binding and enforceable leasehold interest in the applicable real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any Liens other than Permitted Exceptions.

(b) Schedule 5.9(b) sets forth the address and description of the Company’s or its Subsidiaries’ owned real property (the “Owned Real Property”). With respect to each Owned Real Property, except as set forth in Schedule 5.9(b): (i) the Company or a Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens except Permitted Exceptions, (ii) the Company or a Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the rights of Parent pursuant to this Agreement, there are not outstanding options, rights of first offer or rights of refusal to purchase such Owned Real Property or any portion or interest therein, and (iv) the Company or a Subsidiary is not a party to any agreement or option to purchase any real property or interest therein. Neither the Company nor any Subsidiary has received any written notice from any Governmental Body with respect to the ownership or use of any Owned Real Property that could reasonably be expected to materially and adversely affect the rights of either the Company or the Surviving Corporation, or the operation of its business, thereat. The Owned Real Property is in good condition and repair subject to ordinary wear and tear in all material respects.

5.10 Tangible Personal Property. Schedule 5.10 sets forth all leases and subleases of tangible personal property to or by the Company or a Subsidiary involving annual payments in excess of $100,000 (“Personal Property Leases”). To the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice of any default or any event that with notice or lapse of time, or both, would constitute a material default, by the Company or any Subsidiary under any of the Personal Property Leases. Each of the Company and its Subsidiaries has title to, or a leasehold interest in, as applicable, all tangible personal property used in their respective businesses, free and clear of any Liens other than Permitted Exceptions. The assets and properties owned, leased or licensed by the Company or any of its Subsidiaries that are material to the business of the Company or any of its Subsidiaries are in good condition and repair in all material respects (subject to normal wear and tear).

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth, as of the date hereof, (i) a complete and accurate list of all of the material product suites and product families, including all Software contemplated therein, of the Company or any of its Subsidiaries that are currently being sold, licensed or distributed, as applicable (collectively, the “Material Company Products”) and (ii) identifies, for each Material Company Product, whether the Company or any of its Subsidiaries provides support or maintenance for the Material Company Product.

(b) Schedule 5.11(b) sets forth, as of the date hereof a complete and accurate list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, Copyright applications and registered Domain Names included among the Company Owned Intellectual Property (the foregoing being, collectively, the “Company Registered Intellectual Property”) and, for each item of Company Registered Intellectual Property, (i) the owner of such Company Registered Intellectual Property; (ii) the jurisdictions in such Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such Company Registered Intellectual Property has been filed; (iii) the patent number, registration number, serial number and/or application number of such Company Registered Intellectual Property, as applicable; and (iv) the filing date and, if applicable, registration date, of such Company Registered Intellectual Property. To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid. The Company has not knowingly misrepresented or failed to disclosure any facts or circumstances for which it has a duty to disclose in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any such Company Registered Intellectual Property.

(c) Except as set forth on Schedule 5.11(c), all Company Owned Intellectual Property, Company Products and Company Source Code are wholly and exclusively owned by the Company or one of its Subsidiaries, except, in the case of Company Products and Company Source Code, for any third party Intellectual Property contained therein to which the Company or one of its Subsidiaries has a license or valid right to use and distribute to end user customers such Intellectual Property, free and clear of all options, rights, licenses, restrictions and Liens (except for Permitted Exceptions and Customer

License Agreements), and neither the Company nor any of its Subsidiaries has sold, transferred, assigned, promised or otherwise disposed of any rights or interests therein or thereto (other than Customer License Agreements). To the extent the Company has performed any re-configurations, integrations, customizations, or modifications to Company Products on behalf of a particular customer, no such customer (i) has any ownership rights in or exclusive rights to any Company Products or portions thereof that are, have been or, to the Knowledge of the Company, are currently intended to be distributed, provided, or otherwise made available to any other customer of the Company or any of its Subsidiaries or (ii) has been or, to the Knowledge of the Company, is intended to be provided with any Company Source Code contained in any Company Products.

(d) No Person who has licensed Intellectual Property or Software to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or other amendments made by the Company or any of its Subsidiaries in such Intellectual Property or Software that is subsequently included in any Company Products, other than with respect to such improvements or other amendments (i) that are owned by or jointly with the Person who licensed the underlying Intellectual Property or Software to which the Company or one of its Subsidiaries has a valid license that is co-extensive with the license to the underlying Intellectual Property or Software or (ii) that are owned by the Company or any of its Subsidiaries to which the Person who licensed the underlying Intellectual Property or Software has a non-exclusive license solely to such improvements or other amendments.

(e) The Open Source Materials listed in Schedule 5.11(e) consist of all Open Source Materials contained in the Material Company Products. The Company and its Subsidiaries have not used any Open Source Materials contained in any Company Products or otherwise used in the development of any Company Products in a manner that results in the grant of or requires the Company to grant a license to or disclose the Company Source Code.

(f) Schedule 5.11(f) sets forth (i) any Contract whereby the Company or any of its Subsidiaries grants to a third party a license to any Company Owned Intellectual Property (other than Customer License Agreements); (ii) any Contract whereby the Company or any of its Subsidiaries receives from any third party a license to the Intellectual Property of a third party (other than licenses for “off-the-shelf” commercially available Software); and (iii) any Contract providing for the development of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for the Company or any of its Subsidiaries, which Software, content, technology or Intellectual Property is incorporated in or used in connection with any aspect or element of any Company Product (other than any employee invention assignment agreements or agreements with independent contractor entities that provide for the assignment of all developed Intellectual Property to the Company or one of its Subsidiaries, in each case entered into in the Ordinary Course of Business); provided, however, that Schedule 5.11(f) does not require the disclosure of any Contract for which the Company or any of its Subsidiaries receives rights to any software or other IP that adds to Company Products limited functionalities and features that can be (A) removed, (B) replicated, or (C) replaced with commercially available alternatives, in each case, at materially consistent cost and in a manner that would not cause material disruption to the operation of the business of the Company or its Subsidiaries.

(g) In the three (3) years prior to the date hereof, the Company and its Subsidiaries have not received written notice alleging them to be in material breach or default of any agreements (i) to which the Company or any Subsidiary is a party, and (ii) pursuant to which the Company or any Subsidiary is granted the right to use any third Person’s Intellectual Property. The Company and its Subsidiaries are in compliance with all licenses governing third party components utilized in or in connection with the Company Products, including (I) complying with all flow-through provisions of third party licenses (e.g., a requirement to include a specific copyright notice or disclaimer) and (II) providing adequate attribution as required by any Open Source Materials license.

(h) Schedule 5.11(h) identifies (i) each Contract under which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, any Company Source Code with an escrow agent, and (ii) each party to whom any Company Source Code has been provided. Other than the foregoing, none of the Company, any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries, including any escrow agent, has disclosed or delivered to any third Person or permitted the disclosure or delivery to any other Person of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code or the release of any Company Source Code from escrow. Neither the execution of this Agreement nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

(i) Except as set forth on Schedule 5.11(i), the conduct of the business of the Company and its Subsidiaries as currently conducted and as previously conducted in the last six years (including the design, development, use, import, export, manufacture, licensing, sale or other disposition of Company Products (including the provision of service offerings)) does not and, to the Knowledge of the Company, will not as currently contemplated to be conducted infringe, violate, or constitute misappropriation of, any Intellectual Property of any third Person.

(j) Except as set forth on Schedule 5.11(i), to the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any material Company Owned Intellectual Property.

(k) Except as set forth on Schedule 5.11(k), there is no pending Legal Proceeding or, to the Knowledge of the Company, claim threatened in writing, alleging that the Company or any Subsidiary infringes, violates or misappropriates or has infringed, violated or misappropriated any Intellectual Property rights of any third Person.

(l) Except as set forth on Schedule 5.11(l), there is no pending, and has been no decided or settled and, to the Knowledge of the Company, no third Person has threatened any, opposition, interference, reexamination, injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute, disagreement, claim or Legal Proceeding related to or challenging the legality, validity, enforceability or ownership of any Company Owned Intellectual Property.

(m) To the Knowledge of the Company, no Trade Secret included among the Company Owned Intellectual Property, or Trade Secret disclosed by any third Person to the Company or any of its Subsidiaries, in each case material to the business of the Company or its Subsidiaries as currently conducted, or as currently proposed to be conducted has been disclosed by the Company or any Subsidiary to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets. The Company and its Subsidiaries have taken, in their reasonable business judgment, customary and commercially reasonable steps that are necessary to protect the Trade Secrets included among the Company Owned Intellectual Property and any Trade Secret disclosed by any third Person to the Company or any of its Subsidiaries, in each case material to the business of the Company or its Subsidiaries as currently conducted or, to the Knowledge of the Company, as proposed to be conducted.

(n) The current versions of each of the commercially released Company Products perform the functions described in all applicable published specifications or end user documentation, free of defects, bugs or programming errors that materially and adversely affect the functionality of such

Company Products. None of the Company Products contain any code or feature that intentionally: (i) disrupts the operation of any Software, firmware, hardware, computer system or network, (ii) permits any Person to access Software or data in an unauthorized manner, or (iii) deletes, damages or corrupts any personal information, data, or communications.

(o) This Section 5.11 represents the sole and exclusive representations and warranties of the Company regarding intellectual property matters.

5.12 Contracts.

(a) Schedule 5.12(a) sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof (collectively, the “Significant Contracts”):

(i) each Contract that relates to employment or severance between the Company or any of its Subsidiaries (other than Contracts relating to employment that are required under applicable local Laws and contain customary terms for such jurisdiction) and (A) any of their respective officers or directors, or (B) other employees of the Company or any of its Subsidiaries who are entitled to an annual base salary in excess of one hundred and fifty thousand dollars ($150,000) per annum;

(ii) each Contract with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(iii) each Contract relating to the sale of any of the assets of, or the provisions of any services by, the Company or any of its Subsidiaries (other than the sale or provision of goods and services in the Ordinary Course of Business) for consideration in excess of $100,000 during the twelve-month period ending on the date hereof or the equivalent in other currencies;

(iv) each Contract entered into during the three-year period ending on the date hereof relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock of any other Person, in each case (A) for consideration in excess of $250,000 or the equivalent in other currencies, (B) pursuant to which any liabilities or obligations of the Company or its Subsidiaries remain outstanding, or (C) providing for “earn-outs,” “performance guarantees” or other similar contingent purchase price payments by the Company or any of its Subsidiaries remain outstanding;

(v) each Contract providing for the incurrence of outstanding Indebtedness as of or after the date hereof or the making of any outstanding loans as of or after the date hereof (other than routine advances for business expenses and relocation expenses in accordance with the Company’s policies in the Ordinary Course of Business in an amount not exceeding $25,000 to any individual employee);

(vi) each Contract creating or governing a partnership, limited liability company, joint venture, teaming arrangement, the sharing of profits or expenses, or other similar arrangement (other than Subsidiary Charter Documents, arrangements between the Company and/or its Subsidiaries and Contracts entered into in the Ordinary Course of Business whereby the Company receives or shares commissions or other compensation);

(vii) each Contract with a Significant Customer (A) containing a covenant expressly limiting the freedom of the Company or any of its Subsidiaries to engage in any business with any Person or in any geographic area or to compete with any Person or (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(viii) each Contract creating a Lien (other than Permitted Exceptions) upon any assets of the Company or any of its Subsidiaries, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(ix) each Contract reflecting a settlement of any threatened or pending Legal Proceedings, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company and its Subsidiaries in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment or service with the Company and its Subsidiaries, (B) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement or (C) settlement agreements entered into more than five (5) years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any material continuing obligations, liabilities, or rights (excluding releases);

(x) each Contract with a Significant Customer;

(xi) any distributor, sales, reseller, advertising, agency, original equipment manufacturing, sales representative, data center, web hosting, co-location, joint marketing or joint development Contract that involves aggregate costs in excess of $250,000;

(xii) Contracts with a Significant Customer granting such Significant Customer a first refusal, first offer, “most favored customer” pricing or licensing arrangement or similar right or arrangement to purchase or acquire any right, asset, service or property of the Company.

(xiii) each Contract granting any power of attorney;

(xiv) each Contract relating to the guaranty of any obligation for borrowed money and each letter of credit, performance bond, bankers acceptance or other guaranty of an obligation in excess of $100,000; and

(xv) each Contract providing for the indemnification of any Person (other than (x) Customer License Agreements and other Contracts with customers entered into in the Ordinary Course of Business, (y) those contracts set forth on Schedule 5.12(a)(iv) and (z) other Contracts entered into in the Ordinary Course of Business with commercially reasonable indemnification terms).

(b) True and correct copies of each Significant Contract have been made available to Parent prior to the date hereof. Each Significant Contract is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 5.12(b), the Company or applicable Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, are not in breach of, default or violation under, any of such Significant Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation, except for any such breaches, defaults or violations that would not reasonably be expected to be material to the operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary has (i) received any written notice of any default or termination under any Significant Contract or (ii) waived or released any of its material rights thereunder. To the Knowledge of the Company, none of the counterparties to the Significant Contracts has notified the Company or any of its Subsidiaries that it plans to terminate, cancel or not renew such Significant Contract. To the Knowledge of the Company, no Person (other than a Significant Customer which is covered in Section 5.21) has outstanding the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Significant Contract.

(c) No negative determination of responsibility has been issued or, to the Knowledge of the Company, threatened in writing against and provided to the Company or any of its Subsidiaries in connection with any Government Contract or Government Bid. None of the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries, has been debarred or suspended from doing business with any Governmental Body, or, to the Knowledge of the Company, threatened with debarment or suspension by any Governmental Body (or by the relevant contracting official of such entity), or been informed in writing that any actions by the Company or any Company Subsidiary could result in debarment or suspension by any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company, any of its Subsidiaries or any employee of the Company or any Subsidiary.

5.13 Employee Benefit Plans.

(a) Schedule 5.13(a) contains a list of each material Company Benefit Plan (which, for the avoidance of doubt, with respect to employment agreements, means only those employment agreements constituting Significant Contracts hereunder). “Company Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), and each other compensation, incentive, equity-related, retirement, welfare, employment, termination or other benefit plan, program, agreement, policy or arrangement under which any current or former employee, director or consultant of the Company or any of its Subsidiaries (each, a “Company Employee”) has any right to compensation or benefits and which is contributed to, sponsored, maintained or required to be contributed to by the Company or any of its Subsidiaries.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent copies of the following, to the extent applicable: (i) the plan document and any related funding instrument, (ii) the most recent IRS determination letter, (iii) the most recent summary plan description, (iv) for the most recent plan year, the IRS Form 5500, and (v) all material correspondence with any Governmental Body during the past three (3) years.

(c) Each Company Benefit Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS and, to the Knowledge of the Company, there has been no occurrence or condition which could reasonably be expected to have an adverse effect on such determination. No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject the Company or any of its Subsidiaries to any material liability.

(d) None of the Company Benefit Plans is subject to Title IV or Section 302 of ERISA or is a “multiemployer plan” as defined in Section 4001(a)(3) or 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, and neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any liability under Title IV or Section 302 of ERISA, or any material liability under Section 4980B of the Code or withdrawal liability that has not been satisfied in full.

(e) With respect to any Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Company, threatened, that could result in a material liability to the Company or its Subsidiaries.

(f) Except as set forth in Schedule 5.13(f), neither the execution of this Agreement nor the consummation of the Transactions, either alone or together with any event, condition or circumstance, could (i) accelerate the time of payment or vesting or increase the amount payable under any Company Benefit Plan, (ii) increase the compensation or benefits payable to any Company Employee, or (iii) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.

(g) No amount or benefit that could be received or owed (whether in cash or property or the vesting of property) as a result of or in connection with any of the Transactions, whether alone or together with any other event, condition or circumstance (excluding any actual or proposed agreements, payments or arrangements entered into or proposed by or at the behest of the Parent or its Affiliates to which the Company is not a party prior to the Closing Date), by any Company Employee, or any other Person who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1), could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h) No Company Benefit Plan or other agreement or arrangement of the Company or its Subsidiaries provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. With respect to each Company Benefit Plan and each other agreement or arrangement of the Company or its Subsidiaries that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such arrangement have at all times since January 1, 2010 been in compliance with and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in good faith compliance with, Section 409A of the Code and applicable guidance thereunder.

(i) No Company Benefit Plan provides any retiree welfare benefits, including death or medical benefits, beyond termination of service or retirement, other than coverage mandated by Law.

(j) With respect to each Company Benefit Plan that is maintained outside of the United States or in which service providers located outside of the United States participate, (i) neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, such Company Benefit Plan and (ii) the present value of the benefit liabilities (whether or not vested) under each such Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on a the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

5.14 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization, and there is not, nor has there been, any attempt to organize any of the Company’s employees or other service providers by any Person, unit or group seeking to act as their bargaining agent. Neither the Company nor any of its Subsidiaries has a works council or employee forum (or similar arrangement). Neither the Company nor any of its Subsidiaries has engaged in an employee lockout or in any “plant closing” or “mass layoff,” as defined in WARN.

(b) There are no current, and within the past three years there have been no, (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or other service provider or group of employees or other service providers of the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened charges (by employees, service providers, their representatives or Governmental Bodies) of discrimination or any other wrongful action with respect to any aspect of current or former employment or service by, to, with, or for the Company or its Subsidiaries.

(c) The Company and its Subsidiaries have, since January 1, 2008, complied and are currently in compliance in all material respects with all applicable Laws respecting personnel, employment and employment practices and all applicable agreements. All service providers of the Company and its Subsidiaries have been and are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable Tax and employment policies or Law). Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. Neither the Company nor any of its Subsidiaries have received within the past three years any written notice of intent by any Governmental Body responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to the Company or its Subsidiaries and, to the Knowledge of the Company, no such investigation or audit is in progress.

5.15 Litigation. Except for immaterial Legal Proceedings or as set forth on Schedule 5.15, as of the date hereof there are no, and since January 1, 2011 there have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its executive officers or directors relating to the Company or any of its Subsidiaries before any Governmental Body. There is no Order against the Company, any Subsidiary, any of their respective assets or properties, or, to the Knowledge of the Company, any of the Company’s or a Subsidiary’s directors or officers that would reasonably be expected to prevent, enjoin or alter or delay any of the Transactions in any material respect, or that, individually or in the aggregate with any such other Orders, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.16 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries, including their respective officers, directors and employees, are, and have been since January 1, 2008, in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations in all material respects. Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of or been charged with a material violation of any such Laws.

(b) The Company and its Subsidiaries currently have, and Schedule 5.16(b) contains a true and complete list of, all material Permits that are required for the operation of their respective businesses as presently conducted. All such material Permits are currently effective, valid and in good standing, and have been validly issued. Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

5.17 Environmental Matters. The Company and its Subsidiaries have, since January 1, 2008, complied with and are in compliance, in each case, in all material respects with all applicable Environmental Laws. Since July 30, 2012, to the Knowledge of the Company none of the Company or its Subsidiaries has received any written notice regarding any actual or alleged violation of or liability under, Environmental Laws. To the Knowledge of the Company, none of the Company or its Subsidiaries has treated, stored, disposed of, transported, handled, manufactured, released or exposed any person to any petroleum or hazardous substance, or owned or operated any property or facility contaminated by petroleum or any such substance, so as to give rise to liabilities or obligations pursuant to any Environmental Laws. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no investigation is pending or threatened against the Company or any of its Subsidiaries by any Governmental Body with respect to any alleged violation of any Environmental Laws. To the Knowledge of the Company, since July 30, 2012, neither the Company nor any Subsidiary has received from any Governmental Body written requests for information, notices of claim, demand letters, or other written notifications that the Company or any of its Subsidiaries is or may be potentially responsible with respect to any investigation or clean-up of hazardous substance releases at any sites.

5.18 Insurance. Schedule 5.18 lists (a) the Existing Policies and each material insurance policy maintained by or on behalf of the Company and its Subsidiaries and a copy of each such policy has been made available to Parent prior to the date hereof and (b) all indemnity bonds issued at the request or for the benefit of the Company or any Subsidiary. All of such insurance policies and indemnity bonds are in full force and effect, and neither the Company nor any Subsidiary is in default with respect to any of its obligations under any of such insurance policies or indemnity bonds, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policy or indemnity bond. To the Knowledge of the Company, (y) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies or indemnity bonds other than increases in connection with the Company’s annual renewal process and (z) there is no claim pending regarding the Company or any of its Subsidiary under any of such policies or indemnity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has not, and, to the Knowledge of the Company, no other party to any such policy or indemnity bond has, repudiated any provision thereof.

5.19 Transactions with Affiliates. Except as set forth on Schedule 5.19, to the Knowledge of the Company, no officer, director or Affiliate of Company or any Subsidiary is party to any material Contract with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries, other than (i) any Contract or other agreement of a commercial nature entered into in the Ordinary Course of Business on arm’s length terms with any portfolio company of either a Stockholder of the Company or an Affiliate of any such holder, (ii) Company Benefit Plans set forth on Schedule 5.13(a), (iii) any employment agreements, and (iv) any equity or Option issuance, grant or related agreement (or agreement otherwise related to equity ownership).

5.20 Financial Advisors. Except for Goldman Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for the Company or any of its Subsidiaries in connection with the Transactions and no Person is entitled to any broker’s or finder’s fee or commission or like payment directly or indirectly from Parent, Merger Sub, the Company or any of its Subsidiaries in respect thereof.

5.21 Customers and Suppliers.

(a) Schedule 5.21 hereto sets forth the twenty (20) largest customers of the Company and its Subsidiaries, by revenue, for the nine month period ending September 30, 2013 (each, a “Significant Customer”). Since the date of the Balance Sheet, to the Knowledge of the Company, no such Significant Customer has provided the Company or any of its Subsidiaries written notice that it will discontinue doing business with the Company or its Subsidiaries or intends to modify existing Contracts with the Company or any Subsidiary in any respect.

(b) Since the Balance Sheet Date, no material supplier of the Company or any Subsidiary has notified the Company or any Subsidiary in writing that it will stop, or decrease the rate of, supplying materials, products or services to the Company or such Subsidiary in any material respect.

5.22 Privacy.

(a) The Company and each Subsidiary has (i) complied in all material respects with its respective published privacy policies, all applicable Privacy and Security Laws and all Contracts relating to data privacy, data protection and data security, and (ii) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Except for disclosures of information required by Law or specifically authorized by the provider of personally identifiable information pursuant to a written Contract, the Company and its Subsidiaries do not sell, rent or otherwise make available to any Person any personally identifiable information. To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, any Subsidiary or any of their respective employees or contractors.

(b) As of the date of hereof, no Person (including any Governmental Body) has made any claim or commenced any Legal Proceeding or investigation with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information by the Company, any Subsidiary or any of their respective employees or contractors.

5.23 Trade Compliance.

(a) Each Company Product is properly classified as EAR 99 for trade compliance purposes. Schedule 5.23 contains a complete list, by Company Product, of the encryption functionality used in or called for by each such Company Product. None of the Company Products were specifically designed, developed, configured, adapted, or modified for military customer(s), military purpose, or satellite application or contain any proprietary encryption developed by the Company or any Subsidiary. None of the Company Products or any of its components have been shipped to any facility involved in the production of weapons or nuclear activities. Neither the Company nor any of its Subsidiaries has made any shipments of Company Products to and has no obligations to any third party located in Cuba, Iran, North Korea, Sudan or Syria. All exports and/or imports by the Company have been made in compliance with applicable Law. The Company has obtained all required U.S. and non-U.S. import and/or export licenses or other approvals necessary for importing and/or exporting the Company Products. The Company and its Subsidiaries have made full disclosure to Parent of all correspondence with any Governmental Body relating to the export control classification of Company Products, enforcement matters, or any other related inquiries, requests, or communications.

(b) Without limiting the generality of the foregoing or any other representation or warranty in this Agreement, to the Knowledge of the Company, neither the Company nor any Subsidiary has any customer, supplier or distributor relationship with, and is not a party to any Contract with, any

Person (i) organized or domiciled in or that is a citizen of a restricted country as determined by the U.S. Department of State, (including any Governmental Body within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

(c) None of the Company or any of its Subsidiaries, or any of their respective directors, officers, representatives, employees or agents or any other Person acting on behalf of any such Person, have, with respect to the business of the Company and its Subsidiaries, violated in any material respect, any provision of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other international anti-bribery conventions or applicable local anti-corruption or bribery Laws.

5.24 Representative. The Company represents and warrants to Parent as of the date of this Agreement and the Closing Date as follows:

(a) The Representative has the requisite power and authority to execute and deliver this Agreement and the Company Documents and other agreements contemplated hereby and thereto to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of such documents, and the consummation of the Transactions, have been duly authorized by all requisite action of the Representative.

(b) This Agreement, the Company Documents and the other agreements contemplated hereby and thereby to which the Representative is a party constitute the legal, valid and binding obligation of the Representative, and are enforceable against the Representative in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(c) Neither the execution and delivery by the Representative of this Agreement, the Company Documents or the other agreements contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance and compliance by the Representative with any of the provisions hereof or thereof shall, directly or indirectly contravene, conflict with or result in a violation of any provision of the Representative’s certificate of incorporation or bylaws, or any Laws to which the Representative is subject, or by which the Representative may be bound.

5.25 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), each of Parent and Merger Sub acknowledges that none of the Company, the Stockholders, the Optionholders, the Representative or any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that:

6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2 Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of Transactions (collectively, the “Parent Documents”) and to consummate the Transactions. The execution and delivery of this Agreement and each Parent Document and the consummation of the Transactions have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, except for the adoption of the Agreement by Parent in its capacity as sole stockholder of Merger Sub, which shall occur following execution of this Agreement. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the Transactions, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require any notice, consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Parent or Merger Sub; (ii) any material Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; or (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound.

(b) No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation of the Transactions, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Body regarding preacquisition notifications for the purpose of competition reviews), and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or any Parent Documents or consummate the Transactions.

6.5 Financial Advisors. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the Transactions and no other Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing. Parent and Merger Sub have and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payments of all amounts to be paid by them hereunder. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent and/or Merger Sub obtain financing for or related to any of the Transactions. As of the date hereof, neither Parent nor Merger Sub has knowledge of any errors or omissions in the Financial Statements that would require the Company to materially restate the Financial Statements.

6.7 Solvency. Immediately after giving effect to the Transactions, Parent and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, Parent and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

6.8 Investment Representation. Parent is acquiring the Common Stock and Preferred Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act of 1933 (the “Securities Act”). Parent acknowledges that it is informed as to the risks of the Transactions and of ownership of the Common Stock and Preferred Stock. Parent acknowledges that the Common Stock and Preferred Stock has not been registered under the Securities Act, or any state or foreign securities laws and that the Common Stock and Preferred Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Common Stock and Preferred Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

6.9 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

ARTICLE VII

COVENANTS

7.1 Access to Information. Prior to the Closing Date, the Company shall, and the Company shall cause its Subsidiaries to, afford to Parent and its officers, employees and representatives (including its legal advisors and accountants), all reasonable access, upon reasonable notice, to any of the properties, businesses and operations of the Company and its Subsidiaries (including Owned Real Property or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected attached or located thereon), books and records of the Company and its Subsidiaries (including financial information and statements, accounting and Tax-related records and working papers and data in the possession of the Company, any of its Subsidiaries or any of their independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), in each case as Parent reasonably requests, and Parent and its officers, employees and representatives (including its legal advisors and accountants) shall be permitted to make extracts and copies of such books and records at its own expense. Any such access shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall use commercially reasonable efforts to provide Parent access, to the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries and shall cooperate in good faith with Parent and Parent’s representatives, in each case for purposes of integration and retention planning and for other valid business purposes associated with the transactions contemplated by this Agreement, and Parent and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound; provided, however, that the Company shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent’s reasonable request. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.1 other than as otherwise expressly provided under this Agreement. The information provided pursuant to this Section 7.1 will be used solely for the purpose of effecting the Transactions and related disclosure requirements. Notwithstanding anything to the contrary contained herein, prior to the Closing, (a) other than in the ordinary course of business of Parent or any of its Affiliates with respect to matters not involving the Company or its Subsidiaries, Parent shall not contact any suppliers to, or customers of, the Company or any Subsidiary without the Company’s prior written consent which may not be unreasonably withheld, (b) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason) and (c) the Company’s and its Subsidiaries’ obligations hereunder with respect to third parties shall be limited to using commercially reasonable efforts. Notwithstanding the foregoing, any assistance or access related to or in connection with the Financing (including the delivery of financial information and statements, accounting and Tax-related records and working papers and data in the possession of the Company) shall be governed exclusively by Section 7.13.

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a), (ii) for any exercise of Options existing as of the date hereof, (iii) as required by applicable Law, (iv) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries, to use commercially reasonable efforts to (A) conduct the respective businesses and operations of the Company and its Subsidiaries only in the Ordinary Course of Business in all material respects; (B) use its commercially reasonable efforts to preserve the material relationships with Persons having business dealings with the Company and/or its Subsidiaries (including customers and suppliers); (C) maintain in the Ordinary Course of Business in all material respects (1) all of the assets and properties of, or used by, the Company or its Subsidiaries in their current condition, ordinary wear and tear excepted, and (2) insurance upon all of the properties and assets of the Company in all material respects and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this

Agreement; (D) (1) maintain the books, accounts and records of the Company and its Subsidiaries in the Ordinary Course of Business, (2) continue to collect accounts receivable and pay accounts payable utilizing normal procedures, without discounting or accelerating payment of such accounts and otherwise in the Ordinary Course of Business, and (3) comply in all material respects with all contractual obligations of the Company and its Subsidiaries in the Ordinary Course of Business in all material respects; and (E) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except (i) as set forth on Schedule 7.2(b), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:

(i) except for the issuance of shares of capital stock pursuant to the exercise of Options existing as of the date hereof, issue, pledge, encumber, or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries;

(ii) amend the Company Charter Documents or any Subsidiary Charter Documents or effect any stock split, reverse stock split, stock dividend (including any dividend or distribution or securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of capital stock of the Company or any of its Subsidiaries or otherwise amend any terms of any shares or series of capital stock of the Company or any of its Subsidiaries;

(iii) except as set forth in Schedule 7.2(b), or as otherwise required by the terms of any Company Benefit Plan set forth on Schedule 5.13(a), (A) increase the compensation or benefits of any director, officer, employee or consultant of the Company or any of its Subsidiaries (except increases in salaries and wages of non-officer employees in the Ordinary Course of Business and other than for payments of Permitted Bonuses), (B) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan (other than the acceleration of vesting of Options or other equity securities), (C) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving any employee, consultant or director of the Company or any of its Subsidiaries (other than for payments of Permitted Bonuses) or (D) adopt, amend or terminate any Company Benefit Plans;

(iv) except in the Ordinary Course of Business, acquire any material properties or assets or sell, assign, license, transfer, convey, lease, rent or otherwise dispose (including cancel or compromise any debt or claim or waive or release any material right) of any of the material properties or assets of the Company or any of its Subsidiaries;

(v) make any loan, advance or capital contribution to or investment in any Person (other than (A) loans, advances or capital contributions to or investments in a Subsidiary of the Company in the Ordinary Course of Business and (B) routine advances to employees for business expenses in the Ordinary Course of Business in an amount not exceeding $10,000 to any individual employee);

(vi) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(vii) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or any division, business or all or substantially all of the assets of any other Person;

(viii) except to the extent required by Law, make, change or rescind any election relating to Taxes, adopt or change any method of Tax accounting in respect of Taxes, file any amended Tax Return in respect of Taxes, or settle or compromise any claim, investigation, audit or controversy relating to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund, offset or other reductions in Tax liability, change any Tax accounting period, obtain a Tax ruling, prepare or file any material Tax Return or claim of refund (unless consistent with past practice and Parent reviews and consents to such filing or claim), enter into any Tax sharing agreement (excluding any agreements whose principal subject matter is not Taxes), or enter into any intercompany transaction giving rise to deferred gain or loss of any kind, in each case if such action could reasonably be expected to materially increase Taxes in a Post-Closing Tax Period;

(ix) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

(x) grant any licenses under any Intellectual Property of the Company and its Subsidiaries (other than non-exclusive licenses granted in the Ordinary Course of Business);

(xi) incur (A) any Indebtedness (other than borrowings in the Ordinary Course of Business under the Company’s existing credit facilities) or (B) any Lien (other than Permitted Exceptions) on any asset or properties (whether tangible or intangible) of the Company or any of its Subsidiaries (other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business);

(xii) enter into any commitment for capital expenditures of the Company or any Subsidiaries in excess of $100,000 for any individual commitment or $500,000 for all commitments in the aggregate;

(xiii) introduce any material change with respect to the operation of the Company or any Subsidiary, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any material change in product specifications or prices or terms of distributions of such products or materially change its pricing, discount, allowance or return policies or grant any material pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xiv) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(xv) other than pursuant to the express terms of such Contract or to the extent not material and in the Ordinary Course of Business, terminate, amend, restate, supplement or waive any material rights under any (A) Significant Contract, Real Property Lease, or Customer License Agreement or (B) Permit;

(xvi) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $500,000;

(xvii) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property; or

(xviii) agree or commit in writing to do anything prohibited by this Section 7.2(b).

7.3 Consents. Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals set forth on Schedule 7.3 to which Parent notified the Company in writing of its desire to obtain within four (4) Business Days of the date hereof; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested to the extent commercially unreasonable; provided, further, that any such consideration paid to a third party in connection with such consent or approval shall be borne one-half by Parent and one-half by the Company. Between the date of this Agreement and the Effective Time, the Company shall reasonably cooperate with Parent and Merger Sub with respect to all consents, filings and notices set forth on Schedule 7.3 that Parent or Merger Sub elects to obtain, make or give or that Laws require Parent or Merger Sub to obtain, make or give in connection with the Transactions. Upon any reasonable, good faith request therefor, the Company shall provide Parent with a summary of the occurrence of, and any developments with respect to, the activities described in this Section 7.3.

7.4 Regulatory Approvals.

(a) Parent and the Company shall (i) as promptly as practicable after the date of this Agreement (but in any event no later than January 8, 2014), make or cause to be made any filings required of each of them or any of their respective Affiliates, in each case under the HSR Act or other Competition Laws with respect to the Transactions, and (ii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Body under any applicable Laws with respect to any such filing or any such transaction. Parent and the Company shall apply for “early termination” of the waiting period or comparable period under the HSR Act with respect to the Transactions. Parent shall be responsible for all filing fees under the HSR Act and under such other Competition Laws applicable to Parent. Each such party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Competition Laws.

(b) Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(c) Parent shall use best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Competition Laws, with respect to the Transactions, as promptly as practicable after the date of this Agreement. Parent shall use its best efforts to resolve objections, if any, asserted by any Governmental Body with respect to this Agreement so as to enable the Transactions to be completed by the Termination Date, including by selling, divesting or otherwise disposing of or holding separate any assets, business or voting securities (or proffering or agreeing to take such actions) as may be necessary to resolve such objections, if any.

7.5 Further Assurances. Each of Parent and the Company shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to the other party’s respective obligations to consummate the Transactions.

7.6 Confidentiality. Parent and Merger Sub acknowledge that the information provided to them in connection with this Agreement (including pursuant to Section 7.1) and the Transactions is subject to the terms of the confidentiality agreement between Kana Software, Inc. and Verint Systems, Inc. dated as of October 31, 2013 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

7.7 Indemnification, Exculpation and Insurance.

(a) From and after the Closing Date until six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers or managers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken in some other capacity at the request of the Company or any of its Subsidiaries at any time on or prior to the Closing Date. Parent agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the Company Charter Documents or Subsidiary Charter Documents, as applicable, as in effect immediately prior to the Effective Time, and any indemnification agreements of the Company or any of its Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law or approved by such Indemnitees. In addition, Parent shall, or shall cause the Surviving Corporation to, pay or reimburse any expenses of any Indemnitee under this Section 7.7 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, from and after the Closing Date, shall cause the certificate of incorporation and bylaws or comparable organizational documents of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, managers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and its Subsidiaries, as applicable.

(c) The Surviving Corporation shall have the right (but not the obligation) to control the defense of, including the investigation and any settlement or compromise of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 7.7 with counsel selected by the Surviving Corporation; provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense.

(d) Each of the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) At the Closing, Parent shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Indemnitees as direct beneficiaries with a claims period of at least six years from the Closing Date from a insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance with coverage comparable to the Company’s existing policies (the “Existing Policy”) with respect to matters existing or occurring at or prior to the Closing Date; provided, however, that Parent and the Surviving Corporation shall not be required to pay annual premiums for any such policy or policies in excess of 200% of the current annual premium for such existing policies. If any future annual premiums exceed 200% of the current annual premiums, then Parent and the Surviving Corporation shall be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for an annual premium equal to 200% of the current annual premium.

(f) The provisions of this Section 7.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(g) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.7.

(h) The obligations of the Surviving Corporation under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

(i) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution for any such claims under such policies.

7.8 Preservation of Records. Parent shall, and shall cause the Surviving Corporation to, preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to any Stockholder or the Representative, at the sole cost and expense of such Stockholder or Representative, as may be reasonably required by such party in connection with any insurance claims by, Legal Proceedings or Tax audits against, governmental investigations of, or compliance with legal requirements by, the Stockholders, the Representative or any of their respective Affiliates, or otherwise pertain to any pre-Closing period.

7.9 Publicity. The initial press release announcing this Agreement, any ancillary agreements and the Transactions shall be in substantially the form attached to this Agreement as Exhibit F. No other press release, public announcement or public filing related to this Agreement or the Transactions, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Parent and the Company (which approval shall not unreasonably be withheld, conditioned or delayed), unless required by Law (in the reasonable opinion of counsel) in which case Parent and the Company shall have the right to review such press release, announcement, public filing or communication prior to issuance, distribution or publication. The parties understand and agree that Parent or its Affiliates intend to publicly disclose the existence of this Agreement and the Transactions subsequent to the execution of this Agreement; provided that any such initial disclosure shall require the joint approval of Parent and the Company (which approval shall not unreasonably be withheld). For the avoidance of doubt, the parties acknowledge and agree that Accel-KKR Capital Partners III, L.P. (“Accel-KKR”) and its Affiliates (except for the Company and its Subsidiaries) may provide general information (other than the identity of any Parent Parties) about the subject matter of this Agreement in connection with Accel-KKR’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities.

7.10 Exclusivity. The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Subsidiaries and Affiliates and shall use its reasonable best efforts to cause all of their respective officers, directors, managers, employees, investment bankers, attorneys, accountants, agents, advisors, representatives and controlled Affiliates of the Company and its Subsidiaries not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal; (b) initiate, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal; (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s or any Company Subsidiaries’ securities; or (d) enter into any agreement with respect to any Acquisition Proposal; provided, however, that prior to delivery of the Written Consent, if the board of directors of the Company determines in good faith that it is required by its fiduciary duties to do so, the board of directors may respond to any Person making an Acquisition Proposal after the date of this Agreement that was not solicited after the execution of this Agreement and will not be bound by the restrictions set forth above, in which case, Parent will be entitled to receive any information provided to such party simultaneously with delivery to any such party. The Company and its Subsidiaries shall promptly, but in any case within 48 hours after receiving any Acquisition Proposal from a third party, advise Parent orally and in writing thereof, including the identity of such party and the material terms of any such offer, and the Company shall keep Parent fully informed with respect thereto. For purposes of this Section 7.10, “Acquisition Proposal” means any inquiry, offer or proposal for, or indication of interest in, a merger, consolidation, asset purchase, stock purchase, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other transaction that is similar in any respect to the Transactions or that otherwise involves any purchase of the business, at least 51% of the assets of the Company and its Subsidiaries, taken as a whole, or the majority of the capital stock of the Company or any of its Subsidiaries, other than the Transactions.

7.11 Notification. Between the date of this Agreement and the Closing Date, the Company shall notify Parent as promptly as practicable upon Mark Duffell, Jeff Wylie or John Murray obtaining actual knowledge, with no duty of inquiry, thereof, (a) of any pending or threatened Legal Proceeding that reasonably could be anticipated to (i) render inaccurate in any material respect any representation or warranty herein made by the Company or (ii) prohibit or restrain or adversely affect the ability of such party to consummate the Transactions or the performance by the Company of its obligations hereunder in all material respects, (b) in writing of any fact or condition that causes or constitutes a material breach of the representations and warranties not qualified by materiality or a breach of the representations and warranties qualified by materiality made by the Company herein as of the date of this Agreement, or any fact or condition that would cause or constitute a material breach of any representation or warranty not qualified by materiality or a breach of any representation or warranty qualified by materiality, in each case as if such representation or warranty been made as of the time of the occurrence or discovery of such fact or condition, (c) of the occurrence of any material breach of any covenant of the Company and (d) of any claim, or any verbal or written inquiry by any Taxing Authority, regarding a Tax liability or potential Tax liability of the Company. Should any matter described in this Section 7.11 that first exists and occurs after the date hereof require any change to the disclosure Schedules, the Company may (but shall not be obligated to) also deliver to Parent a supplement to the disclosure Schedules specifying such change; provided, that such updated disclosures will not be deemed to amend and supplement the appropriate Schedules for purposes of (i) the conditions to closing set forth in Section 8.1(a), (ii) Parent’s ability to terminate this Agreement pursuant to Section 4.1(e) or Section 4.1(f), or (iii) Parent’s ability to bring claims for indemnification under Article IX.

7.12 Tax Matters.

(a) Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions (“Transfer Taxes”) shall be borne by the Surviving Corporation. For the avoidance of doubt, Transfer Taxes do not include any Stockholder’s or Optionholder’s income Taxes. The parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. Parent and Representative shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

(b) Tax Returns. Parent or the Surviving Corporation shall timely prepare and file (or cause such timely preparation and filing) with the appropriate Taxing Authority all Tax Returns for the Company and its Subsidiaries for periods that (x) end prior to or on the Closing Date (each, a “Pre-Closing Tax Return”) the due date of which (including extensions) is after the Closing Date, and Parent or the Surviving Corporation shall pay (or cause to be paid) all Taxes shown thereon, or (y) include the Closing Date (a “Straddle Period Tax Return”), and Parent or the Surviving Corporation shall pay (or cause to be paid) all Taxes shown thereon. All Pre-Closing Tax Returns and Straddle Period Tax Returns described in the prior sentence shall be prepared consistent with the methodologies and practices historically applied by the Company and its Subsidiaries when filing its prior year Tax Return (for purposes of this Section 7.12, the determination of Estimated Pre-Closing Taxes and Final Pre-Closing Taxes pursuant to Section 3.7, and with respect to Tax matters in Article IX, the foregoing will be deemed to be “past practice”) except as otherwise required by applicable Law or as specifically required under this Agreement. The Representative, at its sole expense, shall have reasonable access during normal business hours to those persons preparing any Pre-Closing Tax Return or Straddle Period Tax Return and the

information to be included in such Tax Return prior to such Tax Return’s submission to the Representative for review, as described below. With regard to both Pre-Closing Tax Returns and Straddle Period Tax Returns, at least twenty (20) days prior to the date on which each such Tax Return is due (including extensions), Parent shall submit such Tax Return to the Representative for its review, and within the ten (10) day period starting on the day such Tax Return is submitted to the Representative for its review, the Representative shall have the right to suggest modifications to such Tax Returns. With regard solely to any Pre-Closing Tax Return, described in the first sentence of this Section 7.12(b), if the Representative does not timely submit suggested modifications to Parent as described in the preceding sentence, the Representative will waive its right to suggest modifications to such Tax Return, or if the Representative does timely submit suggested modifications to Parent as described in the prior sentence, Parent shall make each such timely suggested modification to such Tax Return to the extent such suggested modification is not inconsistent with the standard set forth in the second sentence of this Section 7.12(b); provided that if the Closing Date is later than March 31, 2014, and such modification results in a material reduction in Tax liability or material increase in a Tax refund or credit of the Company or any of its Subsidiaries or a material increase in any amount owed by Parent to Representative under Section 7.12(f) hereof, in each case allocable to a Tax period beginning before the Closing Date, the requirements of this sentence shall also apply to Straddle Period Tax Returns. Parent shall not file any Tax Return with respect to a Pre-Closing Tax Period without Representative’s consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that if such consent is not provided Representative’s failure to consent prior to the due date (including all available extensions) for filing such Tax Return shall not prevent Parent from timely filing any such Tax Return; and provided that if the Closing Date is later than March 31, 2014, such consent right shall also apply to Pre-Closing Straddle Returns that show a material amount of Taxes for which Representative (in its capacity as such) could be liable to Parent hereunder. For the avoidance of doubt and notwithstanding anything herein to the contrary (including without limitation in the case Representative does not provide comments to any Tax Return or does not consent to its filing), the Representative (in its capacity as such) shall be relieved of any obligation to indemnify Parent or Surviving Corporation or their Affiliates with respect to any Losses arising from Taxes directly attributable to a particular Tax position taken by Parent, the Surviving Corporation or its Subsidiaries in filing a Pre-Closing Tax Return or Straddle Period Tax Return (including pursuant to any amendments of such Returns or pursuant to any elections or changes in Tax accounting method with retroactive effect) that is inconsistent with the past practice of the Company and its Subsidiaries, except to the extent that such Tax position is required by applicable Law or a Taxing Authority or mutually agreed in writing by the Representative and Parent.

(c) Cooperation.

(i) The Representative (acting on behalf of the Stockholders) and Parent shall cooperate reasonably with respect to (a) the preparation and filing of all Pre-Closing Tax Returns and Straddle Period Tax Returns with respect to the Company and its Subsidiaries and (b) the resolution of all disputes with and audits by a Taxing Authority relating to Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period, including, but not limited to, giving each other reasonable access to records, personnel or powers of attorney reasonably necessary in connection with such Taxes of the Company or any of its Subsidiaries, and cooperating, as necessary, in responding to any inquiries, audits or similar proceedings by any Taxing Authority relating to such Taxes of the Company or any of its Subsidiaries (each, a “Tax Matter”). Subject to the foregoing, (x) with regard to any Tax Matter that concerns any Pre-Closing Tax Return, Parent shall manage and control such Tax Matter and the Representative shall be entitled to participate in any such Tax Matter to the extent such Tax Matter could reasonably be expected to materially impact Taxes (including a potential refund of Taxes) in a Pre-Closing Tax Period; and (y) with regard to any Tax Matter that concerns any Straddle Period Tax Return, Parent shall manage and control such Tax Matter and the Representative shall be entitled to participate in any such Tax Matter to the extent such Tax Matter could reasonably be expected to materially impact Taxes (including a potential refund of Taxes) with respect to the Pre-Closing portion of a Straddle Period. In the event of any conflict between this Section 7.12(c)(i) and Section 9.3, this Section 7.12(c)(i) shall be controlling.

(ii) Parent shall (A) cause the Company and its Subsidiaries to retain all books and records (in their possession on the Closing Date or produced thereafter by the Parent, Surviving Corporation or its Subsidiaries) with respect to Tax Matters pertinent to the Company or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the shorter of (1) the retention period described in Section 7.8, or (2) 180 days after the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (B) give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the Representative so requests, Parent, the Surviving Corporation or any of its Subsidiaries, as the case may be, shall allow the Representative to take possession of such books and records at the sole expense of the Representative provided the Representative agrees to maintain the confidentiality of any such books and records. Parent, the Company and its Subsidiaries each agree that it will cooperate with and make available to the Representative, during normal business hours, all books and records and other information (in the possession of the Company or its Subsidiaries on the Closing Date or produced thereafter by the Parent, Surviving Corporation or its Subsidiaries) and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with any Tax Matter involving a Pre-Closing Tax Period or Pre-Closing Straddle Period. For the avoidance of doubt, reference in the prior sentence to books and records includes any workpaper, schedule, document, computation or verification of any amount paid or payable, in each case related to such Tax Matter. Parent and the Representative shall, upon request of the other party, use their commercially reasonable efforts to obtain or provide any certificate or other document from any Taxing Authority or any other Person, at the sole expense of the requesting party, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). The Representative shall make all information with respect to Taxes pertinent to the Company or its Subsidiaries relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period in Representative’s possession on the Closing Date available to Parent to enable Parent and its Affiliates to properly compute their taxable income. Parent and the Surviving Corporation, on one hand, and the Representative, on the other hand, shall provide any necessary consents and powers of attorney required by the other party for such other party to conduct and control Tax Matters with respect to the Surviving Corporation and its Subsidiaries for which such party has control hereunder. For the avoidance of doubt, nothing in this Section 7.12(c)(ii) shall require the Parent, the Surviving Corporation or any of its Subsidiaries to prepare or produce outside the ordinary course of their respective businesses any books or records with respect to taxable periods beginning before the Closing Date.

(d) Interpretation. For purposes of this Agreement, “Pre-Closing Taxes” consist of (1) any accrued and unpaid Tax liability of the Company or any of its Subsidiaries, as of the Closing Date, allocable to any Pre-Closing Tax Period and (2) any allocation of Taxes to a Pre-Closing Straddle Period under this Section 7.12(d). Any Tax of the Company or any of its Subsidiaries with respect to any Straddle Period (except for Transfer Taxes described in Section 7.12(a), the allocation of which is governed by that section) shall be apportioned to the portion of such Straddle Period up to and including the Closing Date (such portion, a “Pre-Closing Straddle Period”), based, (i) in the case of any Taxes other than Taxes based upon or related to income, payroll, payments or receipts, upon a per diem basis and, (ii) in the case of any Tax based upon or related to income, payroll, payments or receipts, upon the amount of such Taxes which would be payable if the relevant taxable period ended as of the close of business on the Closing Date. For purposes of this Section 7.12(d), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner as that set forth in clause (i) of this Section 7.12(d). Proration of Taxes that are undetermined as of the

Closing Date (1) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, and (2) shall use a 365-day year.

(e) Filing and Amendment of Tax Returns; Elections. Except as required by applicable Law or by a Taxing Authority, without the prior written consent of the Representative (in the case of matters pertaining solely to Straddle Periods, not to be unreasonably withheld, conditioned or delayed), the Parent, Surviving Corporation and its Subsidiaries will not (i) except for Tax Returns that are filed pursuant to Section 7.12(b) or Section 7.12(f), file or amend or permit any of the Surviving Corporation and its Subsidiaries to file or amend any Tax Return relating to a Pre-Closing Tax Period, (ii) with respect to Tax Returns filed pursuant to Section 7.12(b), after the date such Tax Returns are filed pursuant to Section 7.12(b), amend or permit any of the Surviving Corporation or its Subsidiaries to amend any such Tax Return (provided that in the case of Straddle Period Tax Returns, Parent may amend such Tax Returns without the consent of the Representative if such amendment does not result in a material increase in Tax liability or material decrease in Tax refund or credit of the Company or any of its Subsidiaries or a material increase in any amount owed by Parent to Representative under Section 7.12(f) hereof allocable to a Tax period beginning before the Closing Date), (iii) extend or waive, or cause to be extended or waived, or permit the Surviving Corporation and its Subsidiaries or extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or Straddle Period (provided that Parent may so extend, waive or permit such extension or waiver of any such statute or period related to a Straddle Period without the consent of Representative if such extension or waiver is not with respect to an amount in controversy that reasonably could result in a material increase in Tax liability or material decrease in Tax refund or credit of the Company or any of its Subsidiaries or a material increase in any amount owed by Parent to Representative under Section 7.12(f) hereof allocable to a Tax period beginning before the Closing Date), (iv) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Periods or Straddle Periods of the Surviving Corporation or its Subsidiaries (provided that Parent may make or change such an election or accounting method with retroactive effect to Straddle Periods without the consent of Representative if such election or change does not result in a material increase in Tax liability or material decrease in Tax refund or credit of the Company or any of its Subsidiaries or a material increase in any amount owed by Parent to Representative under Section 7.12(f) hereof allocable to a Tax period beginning before the Closing Date) or (v) make any election under Section 338 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) with respect to the Transactions.

(f) Tax Refunds. Except to the extent reflected as an asset in the final calculation of Net Working Capital or included as a reduction in Final Pre-Closing Taxes, the Representative (on behalf of the Stockholder Parties) shall be entitled to (A) any Tax refunds that are received by the Parent or the Surviving Corporation or its Subsidiaries (other than refunds attributable to VAT, GST or any similar sales or use tax to the extent such amounts are required to be returned by the Parent, Surviving Corporation or its Subsidiaries to a customer after the Closing Date), and (B) any amounts credited against Tax (other than amounts credited against Tax with respect to VAT, GST or similar sales or use tax to the extent that amounts with respect thereto are required to be returned by the Parent, Surviving Corporation or its Subsidiaries to a customer after the Closing Date), and (C) any reduction in any Pre-Closing Taxes, excluding any amounts relating to the items set forth on Schedule 9.1(a)(iv), paid by the Surviving Corporation or its Subsidiaries as compared to the amount taken into account with respect to such Pre-Closing Taxes, excluding any amounts relating to the items set forth on Schedule 9.1(a)(iv), in the determination of Final Pre-Closing Taxes, to which the Parent or the Surviving Corporation or its Subsidiaries become entitled in a Tax period ending after the Closing Date, in each case, that relate to a Pre-Closing Tax Period (or that are allocable to a Pre-Closing Straddle Period, as determined under Section 7.12(d)) of the Surviving Corporation and its Subsidiaries. The Parent shall pay over to the

Paying Agent (on behalf of each Series B Stockholder, Common Stockholder and Optionholder in accordance with their respective Allocation Percentages) any such refund, credit or reduction within five (5) days after receipt of such refund or within five (5) days of filing of the Tax Return reflecting such credit or reduction. In connection with the preparation of Tax Returns under Section 7.12(b), the Parent and the Representative agree that the Surviving Corporation shall elect to carry back any item of loss, deduction or credit from any Tax period ending on the Closing Date, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary) and obtain any potential Tax refunds or claims related thereto. Notwithstanding the foregoing, any payment required to be made by Parent to the Representative pursuant this Section 7.12(f), shall be reduced by the amount of any Tax liability of the Company and its Subsidiaries for Pre-Closing Tax Periods or Pre-Closing Straddle Periods, not included in the calculation of Final Pre-Closing Taxes, Net Working Capital, Transaction Costs or Indebtedness to the extent that Representative could have liability for such Tax liability under Article IX (including applicable limitations); provided, however, that for the avoidance of doubt the amount of any Tax liability offset against a payment otherwise due to Representative pursuant to this Section 7.12(f) shall count toward the Representative Cap as if paid in cash as an indemnity under Section 9.1(b).

7.13 Financing Assistance. Although the parties acknowledge and agree that obtaining financing is not a condition to Closing, prior to the Effective Time, the Company and its Subsidiaries shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their officers, employees representatives and advisors, including legal, financial and accounting advisors, to, provide such cooperation as is reasonably requested by Parent in connection with its financing (the “Financing”) in connection with the Transactions, including (i) participating in a reasonable number of meetings, drafting sessions and due diligence sessions, and reasonably assisting Parent and the Financing Sources in the preparation of definitive financing documents, offering documents, rating agency presentations and other materials reasonably and customarily requested to be used in connection with obtaining the Financing, (ii) if reasonably requested by Parent or a Financing Source, providing direct contact between senior management and representatives (including accountants) of the Company, on the one hand, and Financing Sources or potential Financing Sources, potential lenders and investors for the Financing, on the other hand, (iii) providing reasonably promptly to Parent and the Financing Sources such financial and other information regarding the Company and its Subsidiaries which is set forth on Schedule 7.13 or such other financial information that is readily available or within the Company’s possession, in each case, as is reasonably requested in connection with obtaining the Financing, (iv) the Company and its Subsidiaries executing and delivering reasonable and customary certificates, management representation letters and other documentation required by the Financing Sources and the definitive documentation relating to the Financing, (v) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any definitive documentation relating to the Financing, (vi) delivering notices of prepayment within the time periods required by the agreements governing the Closing Indebtedness for the repayment in full thereof at the Effective Time; (vii) delivering possessory collateral (such as certificated equity and promissory notes) within its possession or the possession of Closing Indebtedness lenders, and (viii) taking all reasonable formal corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent in connection with the consummation of the Financing; provided, however, that (1) neither the Company nor any of its Subsidiaries shall be required to provide such cooperation to the extent such cooperation materially interferes with the Company’s or its Subsidiaries’ day to day operations or to produce the information above if such information is unavailable to the Company or its Subsidiaries or its production is impracticable or would cause undue burden to the Company and its Subsidiaries, (2) unless otherwise expressly agreed by the Company in its sole discretion, the effectiveness of the documentation executed or delivered by the Company under this Section 7.13 shall be subject to the effectiveness of the Merger, (3) the pre-Closing board of the directors of the Company or any Company Subsidiary (or equivalent governing body) shall not be required to approve any document or other matter related to the Financing or incur any liability with respect thereto, (4) Parent shall coordinate its request for the Company’s assistance so as to minimize disruption to the Company’s executive officers’ day to day responsibilities, and (5) the Company’s obligations set forth in this Section 7.13 shall not include any obligation on the part of the Company to (I) obtain accountants’ comfort letters or legal opinions, (II) provide solvency opinions, (III) provide Regulation S-X compliant financial statements, or (IV) incur any liability in connection with, related to or arising from the Financing or to any Financing Source prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 7.13. The Company shall notify Parent promptly if it materially restates any audited historical financial statements of the Company or any of its Subsidiaries provided for under this Section 7.13, in whole or in part. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. The Company will be deemed in compliance with this Section 7.13, and neither Parent nor Merger Sub may allege that the Company is or has not been in compliance with this Section 7.13, unless Parent provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practicable manner consistent with this Section 7.13, which failure to comply has not been cured within ten (10) Business Days from receipt of such written notice (in which case the Outside Date shall also be extended by the number of days that the Company actually failed to be in compliance with this Section 7.13, including any portion of the cure period used by the Company).

7.14 280G Matters.

(a) Prior to the Closing, the Company will provide each “disqualified individual” with respect to the Company (within the meaning of Section 280G(c) of the Code) with the opportunity to either (i) unconditionally waive and forfeit such “disqualified individual’s” rights to any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) (the “Unconditionally Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) or (ii) waive such “disqualified individual’s” rights to some or all of such payments or benefits (the “Conditionally Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments;” provided that, following the execution of the waivers with respect to the Conditionally Waived 280G Benefits, the Company will submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Conditionally Waived 280G Benefits. Not less than five Business Days prior to soliciting such waivers and, if applicable, stockholder vote, the Company shall provide drafts of such materials (incorporating the information regarding Parent 280G Payments in the notice from Parent provided pursuant to Section 7.14(c)) to Parent for its review and approval prior to soliciting such waivers and, if applicable, soliciting such stockholder vote. Any Unconditionally Waived 280G Benefits shall not be made or provided. If any of the Conditionally Waived 280G Benefits fail to be approved by the stockholders as contemplated above, such Conditionally Waived 280G Benefits shall not be made or provided. Parent will provide the Company with information regarding any payment then anticipated to be made by Parent following the Closing that would reasonably be expected to constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) to any “disqualified individual” with respect to the Company (within the meaning of Section 280G(c) of the Code) and will cooperate as reasonably requested by the Company in connection with the Company’s compliance with this Section 7.14.

(b) In the event that the Company solicits waivers with respect to any Conditionally Waived 280G Benefits, prior to the Effective Time, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.14 and that either (i) the requisite number of votes of the stockholders of the Company was obtained with respect to the Conditionally Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Conditionally Waived 280G Benefits shall not be made or provided. In no event shall this Section 7.14 be construed to require the Company or any Subsidiary thereof to compel any Person to waive any existing rights under any Contract that such Person has with the Company or any Subsidiary thereof, and in no event shall the Company or any Subsidiary thereof be deemed in breach of this Section 7.14 if any such Person refuses to waive any such rights or any or all of the stockholders fail to approve any Conditionally Waived 280G Benefits.

(c) Notwithstanding anything contained herein to the contrary, with respect to each individual whom the Company has identified in written notice to Parent no later than January 15, 2014 as a disqualified individual, (i) the Company shall have no obligation to seek waivers from any such person with respect to any payment or benefit attributable to any actual or proposed agreements or arrangements entered into or proposed by or at the behest of Parent or its Affiliates to which the Company is not a party as of January 15, 2014 (“Parent 280G Payments”) and (ii) no amounts with respect to Parent 280G Payments shall be treated as payments or benefits that could constitute or contribute to the calculation of any potential parachute payments for purposes of the requirements of this Section 7.14 or Section 9.1(a)(iv), except, in each case, to the extent that Parent has provided written notice to the Company of the nature and amount of any actual or potential Parent 280G Payments with respect to the identified disqualified individuals no later than three (3) Business Days after Parent has received the notice specified in this Section 7.14(c).

7.15 Post-Closing Obligation. From and after the Closing through April 30, 2015, unless required by Law, Parent will not perform invasive or subsurface investigations of, expand or otherwise alter the external physical structure (other than cosmetic changes) or external physical footprint on the Owned Real Property located in Renfrewshire, Scotland and referenced on Schedule 5.9(b) without the prior written consent of the Representative (which consent may be withheld for any reason). In the event a good faith claim for indemnification has been made by Parent or a Parent Indemnified Party alleging a breach of the representations and warranties set forth in Section 5.17, Parent will use commercially reasonable efforts to avoid taking any action intended to increase the amount of any Losses arising in connection with such breach.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Parent in whole or in part):

(a) (i) each of the Specified Representations of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, (ii) each of the Specified Representations of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without regard to materiality, Material Adverse Effect or similar phrases in the representations and warranties), in each case of clauses (i), (ii) and (iii) as of the Closing as though then made (except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date)), and except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effect;

(b) the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing (other than Section 7.11, the breach of which will not, in and of itself, give rise to a failure of this condition to be satisfied), and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effect;

(c) no Law or Order shall have been enacted, issued, adopted, entered, promulgated or enforced, as applicable, and no Legal Proceeding shall be pending, that seeks damages from the Company or any of its directors or officers in respect of the Merger or events giving rise thereto or would (i) prevent the consummation of any of the Transactions or the performance of this Agreement, or the other documents contemplated hereby, on the terms contemplated hereby and thereby, (ii) declare unlawful the Transactions or result in any of the Transactions being rescinded following consummation, or (iii) materially delay the consummation of the Transactions for more than sixty (60) days;

(d) the waiting period or regulatory approval applicable to the Transactions under the HSR Act and the other applicable Competition Laws set forth on Schedule 8.1(d) shall have expired (or early termination shall have been granted) or been received;

(e) the Company shall have delivered to Parent a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of capital stock of the Company are not United States real property interests within the meaning of Section 897(c) of the Code;

(f) the Written Consent shall have been executed and received by Parent;

(g) the Escrow Agent and the Representative shall have each executed and delivered signatures to the Adjustment Escrow Agreement to Parent; and

(h) since the date hereof, there shall not have been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) (i) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct in all respects and each of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the Closing as though then made, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) the Company shall have received a certificate signed by an executive officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing, and the Company shall have received a certificate signed by an executive officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect;

(c) no Law or Order shall have been enacted, issued, adopted, entered, promulgated or enforced, as applicable, and no Legal Proceeding shall be pending, that seeks damages from the Company or any of its directors or officers in respect of the Merger or events giving rise thereto or would (i) prevent the consummation of any of the Transactions or the performance of this Agreement, or the other documents contemplated hereby, on the terms contemplated hereby and thereby, (ii) declare unlawful the Transactions or result in any of the Transactions being rescinded following consummation, or (iii) materially delay the consummation of the Transactions for more than sixty (60) days;

(d) Parent or the Surviving Corporation shall have paid, or caused to be paid, the Merger Consideration as set forth in Section 3.3(a)(i);

(e) the Surviving Corporation shall have paid, or cause to be paid, on behalf of the Common Stockholders, the Preferred Stockholders, the Optionholders and the Company (as applicable), all Transaction Costs set forth on Schedule 8.2(e) (which schedule shall include valid wire transfer information for such payees) delivered to Parent by the Company at least two (2) Business Days prior to the Closing Date by wire transfer of immediately available funds;

(f) the waiting period or required approval applicable to the Transactions under the HSR Act and the other applicable Competition Laws set forth on Schedule 8.1(d) shall have expired (or early termination shall have been granted) or been received;

(g) the Written Consent shall have been executed and received by the Company; and

(h) the Escrow Agent and Parent shall have each executed and delivered signatures to the Adjustment Escrow Agreement to the Company.

8.3 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s (or in the case of Parent or Merger Sub, either such party’s) failure to comply with any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification of Parent Indemnified Parties.

(a) From and after the Closing (but subject to the provisions of this Article IX), the Representative (in its capacity as such) will indemnify Parent and its Affiliates and each of their officers, directors, employees or agents (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any and all losses, liabilities, Taxes, damages, expenses, penalties, fines, and costs (including reasonable legal and accounting fees and expenses and the cost of investigation and defense) whether or not involving a third party claim, but excluding any reduction in Tax net operating loss or other Tax attribute of the Company or its Subsidiaries that does not result in an increase in Pre-Closing Taxes (“Losses”), suffered by any Parent Indemnified Party to the extent arising out of, in connection with, or related to (i) any breach of any representation or warranty of the Company set forth in this Agreement or by any Stockholder in the Letter of Transmittal delivered by such Stockholder, (ii) the breach of any covenant or agreement made by (x) the Company in Section 7.2(b), Section 7.3, Section 7.9, Section 7.10, Section 7.11, and Section 7.14 to be performed prior to the Closing (the “Specified Covenants”) or (y) the Representative to be performed following the Closing, (iii) any Adjustment Escrow Deficiency Amount in accordance with Section 3.7, and (iv) any item set forth on Schedule 9.1(a)(iv).

(b) In addition to (but without duplication of) the foregoing, from and after the Closing, the Representative (in its capacity as such) will indemnify the Parent Indemnified Parties from and against any Taxes imposed on the Company or any of its Subsidiaries (whether imposed by Law, Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes that was entered into prior to the Closing Date, or otherwise) with respect to Pre-Closing Tax Periods or Pre-Closing Straddle Periods, in each case, to the extent not otherwise already accrued in the calculation of Final Pre-Closing Taxes, Net Working Capital, Transaction Costs or Indebtedness, and excluding any Taxes attributable to (A) any election made under Section 338 of the Code (or any corresponding foreign, state or local election), (B) any tax elections or amended Tax Returns (other than tax elections or amended Tax Returns filed pursuant to Section 7.12 and, to the extent required, consented to by Representative) or changes in method of Tax accounting, in each case, made or filed after the Closing Date and that is not consistent with “past practices” as defined in Section 7.12(b) (except where such election, return or change is required by applicable Law or a Taxing Authority), (C) the financing of the Transactions, or (D) transactions occurring on the Closing Date but after the Closing.

(c) No claim shall be brought or maintained by any Parent Indemnified Party against any Stockholder Party or any other Person other than (i) the Representative in accordance with this Article IX, (ii) the R&W Insurer pursuant to the R&W Insurance Policy and (iii) any Stockholder for any breach of the representations and warranties set forth in the Letter of Transmittal or any breach of the Specified Representations, and no recourse shall be brought or granted against any such Person other than (i) the Representative in accordance with this Article IX, (ii) the R&W Insurer pursuant to the R&W Insurance Policy and (iii) any Stockholder for any breach of the representations and warranties set forth in the Letter of Transmittal or any breach of the Specified Representations, in each case by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any document or certificate delivered hereunder or otherwise relating to or arising from the Agreement or the Transactions. Notwithstanding the foregoing, this Section 9.1(c) shall not preclude or limit Fraud Claims.

9.2 Limitations; Survival.

(a) Notwithstanding anything herein to the contrary, but subject to Section 9.2(f), Parent shall not be entitled to recover Losses under Section 9.1 (X) unless, until and only to the extent that the aggregate amount of all Losses suffered or incurred by the Parent Indemnified Parties exceeds in the aggregate $5,140,000 (the “Deductible”), in which case Parent shall be entitled to indemnification only for such excess (subject to the Cap or the Representative Cap, as the case may be), (Y) in excess of $51,500,000 or such greater amount as may be provided in the R&W Insurance Policy (the “Cap”), and (Z) for any single claim less than $50,000 (the “Mini-Basket”), except that a series of related claims (or Losses), including individual Tax claims, shall be aggregated for purposes of this Section 9.2(a)(Z) Mini-Basket. The Parent Indemnified Parties will be entitled to recover for, and the Deductible and the Mini-Basket set forth in this Section 9.2(a)(X) and (Z), respectively shall not apply to (but, for the avoidance of doubt, the Cap or the Representative Cap, as applicable, shall apply to), any claims for Losses arising out of, in connection with, or related to any Adjustment Escrow Deficiency Amount in accordance with Section 3.7, and each claim for indemnification set forth in Section 9.1(a)(iii), Section 9.1(a)(iv) or Section 9.1(b).

(b) Notwithstanding the foregoing or anything to the contrary herein, but subject to Section 9.2(f), it is agreed that the R&W Insurance Policy procured by Parent shall be the Parent Indemnified Parties’ sole recourse and source for recovery for Losses under this Article IX in excess of the Representative’s maximum liability for $25,000,000 in the aggregate (as such $25,000,000 amount shall be reduced in accordance with the terms of this Agreement, the “Representative Cap”). For indemnification claims made by the Parent Indemnified Parties pursuant to this Agreement (subject to the other limitations set forth herein, including, without limitation, if applicable, the Deductible and the Mini Basket): (1)(x) at any time from and after the Closing to and including April 30, 2015 (the “General Survival Period”), the Representative Cap shall be $25,000,000 and (y) the Parent Indemnified Parties shall only be entitled to indemnification from the Representative (and the Representative shall only have liability) for claims made during such General Survival Period (regardless of when an indemnification payment is made with respect to such claims, including if otherwise to be paid after such period) for Losses in an amount up to the remainder of (A) $25,000,000 minus (B) the aggregate of all amounts paid (at any time) to the Parent Indemnified Parties in respect of indemnification claims pursuant to this Article IX; (2)(x) at any time after April 30, 2015 and prior to April 30, 2016 (the “Initial Line Item Indemnity Period”), the Representative Cap shall be decreased to $12,500,000 and (y) the Parent Indemnified Parties shall only be entitled to indemnification from the Representative (and the Representative shall only have liability) for claims made during such Initial Line Item Indemnity Period (regardless of when an indemnification payment is made with respect to such claims, including if otherwise to be paid after such period) solely pursuant to Section 9.1(a)(iv) and Section 9.1(b) and then only for Losses in an amount up to the lesser of (i) the reduced Representative Cap of $12,500,000 and (ii) the remainder of (A) $25,000,000 minus (B) the aggregate of all amounts paid (at any time) to the Parent Indemnified Parties in respect of indemnification claims pursuant to this Article IX; (3)(x) at any time on or after April 30, 2016 and on or prior to February 3, 2017 (the “Second Line Item Indemnity Period”), the Representative Cap shall be further reduced to $6,250,000 and (y) the Parent Indemnified Parties shall only be entitled to indemnification from Representative (and Representative shall only have liability) for claims made during such Second Line Item Indemnity Period (regardless of when an indemnification payment is made with respect to such claims, including if otherwise to be paid after such period) solely pursuant to Section 9.1(a)(iv) and Section 9.1(b) and then only for Losses in an amount up to the lesser of (i) the reduced Representative Cap of $6,250,000 and (ii) the remainder of (A) $25,000,000 minus (B) the aggregate of all amounts paid (at any time) to the Parent Indemnified Parties in respect of indemnification claims pursuant to this Article IX; and (4) after February 3, 2017, (x) the Parent Indemnified Parties shall not be entitled to indemnification from Representative pursuant to this Article IX and (y) the Representative Cap shall be reduced to $0 (it being understood that the reduction of the Representative Cap to zero ($0) and the foregoing subclause (4)(x) of this Section 9.2(b) shall not affect the ability of the Parent Indemnified Parties to recover, subject to the limitations herein, in respect of any unresolved claims validly made and outstanding as of February 3, 2017). For purposes of clarity, in no event will the Parent Indemnified Parties be entitled to indemnification (or the Representative be liable pursuant to this Article IX) unless at any time an indemnification payment is to be made, the payment of such amount would be eligible to be payable pursuant to the preceding Section 9.2(b)(1) through (4) above. In addition, the parties agree that any payment of any Adjustment Escrow Deficiency Amount in accordance with Section 3.7 (or Section 9.1(a)(iii)) shall reduce the Representative Cap on a dollar-for-dollar basis. For the avoidance of doubt, in no event, other than as set forth in Section 9.2(f), shall the Representative be liable in excess of $25,000,000 in the aggregate.

(c) Following the Closing, except solely for claims against the R&W Insurer pursuant to the R&W Insurance Policy, and subject to Section 9.2(f), the indemnification from the Representative pursuant to Section 9.1 (in no event to exceed the Representative Cap) shall be the sole and exclusive remedy for any Loss, liability or damage, whether or not arising out of third party claims, (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of the Parent Indemnified Parties with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties of the Company (or the Representative or any Stockholder Party, if applicable) or any breach or failure in performance of any covenants or agreements made by the Stockholders, the Optionholders, the Representative and/or, prior to Closing, the Company or any of its Subsidiaries, in this Agreement or in any exhibit or schedules hereto or any document or certificate delivered hereunder or otherwise relating to the Company, any of its Subsidiaries, their businesses, operations, assets, properties, liabilities or this Agreement or the Transactions. Parent (and the Parent Indemnified Parties) may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability other than as set forth in Section 9.2(f). For the avoidance of doubt, the foregoing shall in no event limit, waive or restrict any claim for damages for breach of contract, tort or pursuant to any other theory of liability (and Parent hereby acknowledges and agrees that such remedies are not barred or prohibited), that the Company (if prior to the Closing) or the Representative (whether for itself or on behalf of one or more Stockholder Parties) may bring against Parent, including for any breach by Parent or the Surviving Corporation of any covenant to be performed following the Closing, subject to the limitation set forth in Section 4.3 on the terms set forth therein.

(d) Solely for purposes of the R&W Insurance Policy, the representations, warranties, covenants and agreements of the Company, the Stockholders, the Optionholders and the Representative set forth in this Agreement or in any Letter of Transmittal shall survive the Closing and shall terminate and expire on the close of business on the date that is set forth in the R&W Insurance Policy which shall not be sooner than three (3) years after the Closing Date (the “R&W Expiration Date”) except that (a) the R&W Expiration Date for the Fundamental Insurance Representations shall be no sooner than the date that is six (6) years after the Closing Date, and (b) the R&W Expiration Date for the representations and warranties set forth in Section 5.11 shall be no sooner than the date that is four (4) years after the Closing Date. Notwithstanding anything in this Agreement to the contrary, the parties agree that if any Parent Indemnified Party delivers, prior to the R&W Expiration Date, a notice in respect of a claim regarding a breach of a representation or warranty of the Company set forth in this Agreement, then such representation or warranty will survive the R&W Expiration Date and remain in full force and effect with respect to such claim until the final resolution thereof. For all other purposes (including for purposes of the indemnification obligations of the Representative pursuant to this Article IX), the representations and warranties of the Company or the Stockholders set forth in this Agreement or in any Letter of Transmittal shall survive the Closing and shall terminate and expire on the close of business on April 30, 2015 (the “Representative Expiration Date”), except that notwithstanding the foregoing, claims for indemnification pursuant to Section 9.1(a)(iv) and Section 9.1(b) may be brought against the Representative on or before February 3, 2017 (subject to the limitations set forth in Section 9.2(b)). Notwithstanding anything in this Agreement to the contrary, the parties agree that if any Parent Indemnified Party delivers, prior to the Representative Expiration Date, a written notice to the Representative in respect of a claim regarding a breach of a representation or warranty of the Company set forth in this Agreement, then such representation or warranty will survive the Representative Expiration Date and remain in full force and effect with respect to such claim until the final resolution thereof.

(e) Each covenant of the Company, the Representative or Parent in this Agreement, which contemplates performance following the Closing (and, for the avoidance of doubt, the covenants in Sections 3.3, 3.4, and 3.8) shall survive the Closing in accordance with their terms; provided, however, for the avoidance of doubt, the covenants contained in Article VII shall terminate on the Closing Date upon the consummation of the transactions contemplated hereby (other than the covenants contained in Sections 7.7, 7.8, 7.9 and 7.12, which shall survive in accordance with their terms and the Specified Covenants which shall survive until April 30, 2015); provided further that Parent may seek indemnity for a breach of the Specified Covenants pursuant to Section 9.1(a)(ii) so long as a valid claim is made in accordance with this Agreement on or before April 30, 2015.

(f) Notwithstanding anything to the contrary, nothing in this Section 9.2 shall preclude or limit (i) Fraud Claims, including, but not limited to, the waiver contained in Section 9.2(c) or (ii) Parent’s ability to seek indemnification directly from any Stockholder for any breach of the representations and warranties of such Stockholder set forth in the Letter of Transmittal delivered by such Stockholder or any breach of the Specified Representations at any time on or prior to April 30, 2015;

provided that Parent shall not be entitled to recover Losses arising out of, in connection with, or related to any breach of the representations and warranties set forth in the Letter of Transmittal or any breach of the Specified Representations from any Stockholder (including the Representative in its capacity as a Stockholder) in excess of the aggregate cash proceeds received by such Stockholder pursuant to this Agreement (it being understood that the Representative Holdback Amount shall not be included in determining the proceeds received by the Representative in its capacity as a Stockholder); provided further that the representations and warranties set forth in the Letter of Transmittal and the Specified Representations shall terminate and expire on the close of business on April 30, 2015.

(g) (i) Control. The obligation of the Representative to indemnify the Parent Indemnified Parties with respect to the matters marked with an asterisk on Schedule 9.1(a)(iv) will be limited to 90% of the Losses incurred by the Parent Indemnified Parties attributable thereto to the extent such Losses arise as a result of a Legal Proceeding initiated by a Governmental Body where Parent controls the conduct of such Legal Proceeding (and in the case of all other such Losses, Representative’s obligation to indemnify will remain at 100% (subject to the other terms and conditions of this Article IX)).

(ii) Initiation, Action and Past Practices. Except as otherwise set forth in this Section 9.2(g)(ii), Representative shall not have any obligation to indemnify the Parent Indemnified Parties (pursuant to Section 9.1(a)(iv) or otherwise) with respect to any matter marked with an exclamation on Schedule 9.1(a)(iv) to the extent the resulting Losses relating to such matter: (x) arise from a Legal Proceeding with a Governmental Body that is (A) initiated by Parent or arising following action taken by Parent, in each case that is designed to result in the initiation of a Legal Proceeding with a Governmental Body, or (B) a result of a disclosure made to a Governmental Body by Parent, Surviving Corporation or their Affiliates, except to the extent such initiation or action in the case of (A), or disclosure in the case of (B), is required by applicable Law (the “Required by Law Exception”), or such initiation or action in the case of (A), or disclosure in the case of (B), is explicitly contemplated and permitted by this Agreement or (y) are attributable, other than to a disclosure referred to in this Section 9.2(g)(ii)(x)(B), to the failure of Parent to comply with the “past practice” standard with respect to the portion of any Tax Returns which relates to the matters marked with an exclamation on Schedule 9.1(a)(iv) occurring in Pre-Closing Tax Periods and Pre-Closing Straddle Periods, except to the extent such deviation from past practice is subject to the Required by Law Exception and relates to the matters marked with an exclamation on Schedule 9.1(a)(iv), or is explicitly contemplated and permitted by this Agreement). Parent shall be entitled to determine in the first instance whether any initiation, action or deviation from past practice satisfies the Required by Law Exception and may take any such action that Parent determines in good faith is required by applicable Law, without the consent of the Representative, but will provide Representative prompt written notification of such initiation or action, if any, and disclose in writing to Representative in reasonable detail the nature of any such initiation, action, or deviation from past practice, if any. Parent shall not be liable for any failure to promptly notify the Representative of any such initiation, action or deviation from past practice unless the Representative is actually and materially prejudiced by such delay in notification. Representative may, at any time, including in connection with an indemnification claim made under Section 9.1 hereof with respect to the matters marked with an exclamation on Schedule 9.1(a)(iv), dispute whether the Required by Law Exception was satisfied. If Representative wishes to dispute Parent’s position regarding the Required by Law Exception, the parties shall refer such dispute to a mutually agreed big four accounting firm unless otherwise agreed by the parties (the “Dispute Firm”). The parties will provide to the Dispute Firm the information necessary to resolve such dispute. If the Dispute Firm determines, at least at a should level, that Parent’s initiation, action or deviation satisfied the Required by Law Exception, Representative shall bear the costs of the Dispute Firm’s fees related to the dispute, and there shall be no alteration of the Representative’s indemnification caused by this Section 9.2(g)(ii). For the avoidance of doubt, no costs related to resolving the dispute, including the Dispute Firm’s fees incurred in this dispute, shall in any way affect the Representative’s indemnification obligations set forth in Section 9.2(b) hereof, and

Representative shall bear sole cost of such fees which will not apply against the Representative Cap. Alternatively, if the Dispute Firm does not determine, at least at a should level, that Parent’s initiation or action satisfied the Required by Law Exception, Parent shall bear the costs of the Dispute Firm’s fees related to the dispute and the obligation of Representative to indemnify Parent Indemnified Parties (pursuant to Section 9.1(a)(iv) or otherwise) for the matter in question shall, with respect to any matter marked with an exclamation point on Schedule 9.1(a)(iv), be limited to two-thirds of the Losses incurred by the Parent Indemnified Parties with respect to which Parent initiated or took the action in question; provided that, except as otherwise required pursuant to this Agreement (e.g., pursuant to operation of the Representative Cap), with respect to Losses arising in connection with the items listed in item 4 of Schedule 9.1(a)(iv), Parent Indemnified Parties shall not bear (i.e., through lack of indemnification hereunder) Losses of more than $3,000,000 hereunder.

9.3 Procedures Relating to Indemnification.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim, suit or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim and the facts known by the Indemnified Party relating thereto promptly within 30 days after receiving written notice from a third party which may give rise to a Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within seven (7) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) delivered by such Person to the Indemnified Party relating to the Third Party Claim.

(b) If (x) the Indemnifying Party, subject to the limitations set forth in this Article IX, has conceded liability to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, (y) Parent, the Surviving Corporation or any Parent Indemnified Party or their respective representatives are the Indemnified Party, and the Indemnified Party reasonably determines that the likely maximum amount of such Losses is less than or equal to the Cap, and (z) the Third Party Claim is not reasonably likely to have an adverse effect on the Indemnified Party or its Affiliate other than as a result of monetary damages, then the Indemnifying Party shall have thirty (30) days after receipt of the Indemnified Party’s notice of a given Third Party Claim to elect, at its option, to assume the defense of any such Third party Claim, in which case:

(i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnifying Party in connection with defending such Third Party Claim shall be payable by such Indemnifying Party (unless such Indemnifying Party is the Representative, in which case, such costs shall be payable from the Representative Holdback Amount);

(ii) the Indemnified Party shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnified Party in connection with the defenses of such Third Party Claim following the Indemnifying Party’s assumption of such defense, except for actual out-of-pocket costs incurred in connection with the Indemnifying Party’s requests pursuant to Sections 9.3(b)(iv), (v) and (vi) which costs shall be reimbursed by the Indemnifying Party;

(iii) the Indemnified Party shall be entitled to monitor such defense at its sole expense;

(iv) the Indemnified Party shall make available to the Indemnifying Party all books and records that are under the control of the Indemnified Party and that the Indemnifying Party reasonably considers necessary or desirable for the defense of such Third Party Claim subject to appropriate confidentiality protection to the extent applicable;

(v) the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement or compromise of such Third Party Claim;

(vi) the Indemnified Party shall otherwise cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;

(vii) the Indemnified Party shall not admit any liability with respect to such Third Party Claim; and

(viii) the Indemnifying Party shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes on the Indemnified Party or any of its Subsidiaries or other Affiliates any obligation other than, in the case where the Representative is the Indemnifying Party, an obligation to pay Losses in an amount less than the Representative Cap.

(c) If (i) the Indemnifying Party has not conceded liability to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, (ii) Parent, Merger Sub, the Surviving Corporation or their respective representatives are the Indemnified Party, and the Indemnified Party reasonably determines in good faith that the likely maximum amount of such Losses is greater than the Representative Cap, (iii) the Indemnifying Party elects not to defend a Third Party Claim or (iv) the Indemnifying Party is not permitted to assume the defense of such Third Party Claim pursuant to Section 9.3(b) above, then the Indemnified Party shall diligently and competently defend such Third Party Claim; provided, however, that the Indemnified Party shall have no right to seek indemnification under this Article IX in respect of such Third Party Claim for any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim entered into without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) If any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding Third Party Claims), such party shall give written notice to the Indemnifying Party promptly upon having knowledge of the existence of such indemnifiable claim (but in any event prior to the applicable Expiration Date). Such written notice shall state that it is being given pursuant to this Section 9.3, specify, in reasonable detail, the nature and amount of the claim (to the extent they are capable of determination). If such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party, then the parties shall act in good faith to reach agreement regarding such claim during a subsequent sixty (60) day period. If litigation or arbitration between the parties shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation or arbitration as more fully set forth in Section 10.15.

(e) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party obligated to indemnify pursuant to Section 10.11. Such notice must be in writing, must set forth in reasonable detail the facts known by the Indemnified Party relating to such claim and amount of the claim (to the extent such amount is capable of determination) and must include a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (to the extent such provisions can be determined at that time or a good faith estimate thereof); provided, that, subject to Section 9.2(d), failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. For purposes of this Section 9.3, if the Stockholder Parties comprise the Indemnified Party, any references to the Indemnified Party (in each case except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Representative.

9.4 Determination of Losses.

(a) The amount of any and all Losses under this Article IX shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements (not to include any tax benefits resulting from such Losses other than with respect to tax benefits that have the result of reducing the amount of cash tax paid for the taxable year during which the Loss giving rise to the indemnification payment is incurred) with respect to such Losses net of out-of-pocket costs of recovery. The Indemnified Party shall seek full recovery under all insurance policies (or any other contractual source of indemnity or reimbursement) covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes. If an insurance or other recovery is made by any Indemnified Party with respect to any Losses for which any such Person has previously been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party.

(b) Subject to Section 3.7(f), the Parent Indemnified Parties shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent Parent shall have requested and received a reduction in the Company Statement or the Parent Closing Statement on account of (but only to the extent of such reduction) any matter forming the basis for such Loss or alleged Loss. For the avoidance of doubt, to the extent any amount is taken into account as a current liability in the calculation of Net Working Capital (e.g., as a reserve) or included in Indebtedness, Final Pre-Closing Taxes or Transaction Costs, such amount shall not be considered a Loss hereunder to the extent that the amount payable to the Stockholders and/or Optionholders by Parent pursuant to this Agreement has actually been reduced by such amount.

(c) In no event shall Parent (or any Parent Indemnified Party) be entitled to recover or make a claim for any amounts in respect of punitive damages (except to the extent that punitive damages are paid to a third party) and no “multiple of profits”, “multiple of revenue”, “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, regardless of whether or not any such multiple or similar valuation methodology was used by Parent at the time of, or in connection with, calculating it bid, its proposed purchase price, or its final purchase price. Furthermore, it is understood that no amounts need to be paid as indemnity hereunder with respect to a Third Party Claim unless a Loss is suffered or incurred and the other limitations and conditions set forth in this Agreement are satisfied. Attorney, consultant, and other professional fees and disbursements incurred by an indemnifying party in connection with this Article IX shall be reasonable.

(d) The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses.

9.5 Overlapping Indemnification.

(a) To the extent that a Parent Indemnified Party brings a claim for indemnification with respect to Item 3 on Schedule 9.1(a)(iv) (a “Parent Claim”), Parent shall, or shall cause the applicable Parent Indemnified Party to, timely assert and reasonably pursue a claim for indemnification based on the same set of facts as the Parent Claim (a “Ciboodle Claim”) against Sword Soft Limited, a private limited company incorporated in England and Wales (company number 06124324) and Sword Group SE, a societas europaea, registered in Luxembourg (registration number B 168244) (the “Ciboodle Sellers”) in accordance with the Stock Purchase Agreement described in subsection (h) of Schedule 5.8.

(b) In addition to asserting any Ciboodle Claim against the Ciboodle Sellers, the Parent Indemnified Parties may assert a Parent Claim based on the same breach or set of facts and circumstances against the Representative in respect thereof under this Article IX; provided that no Parent Indemnified Party shall actively pursue the counterpart Parent Claim against the Representative, which counterpart Parent Claim shall be automatically stayed during except to the extent necessary to preserve any claims of any Parent Indemnified Party. For the avoidance of doubt, the failure of the Ciboodle Sellers to indemnify the Parent Indemnified Parties with respect to any portion of a Ciboodle Claim or the Parent Indemnified Parties’ inability to satisfy any Losses from the Ciboodle Sellers shall not relieve the Representative of their indemnification obligations with respect to such portion of the counterpart Parent Claim or constitute any defense with respect thereto.

(c) Any amounts recovered from the Ciboodle Sellers by the Parent Indemnified Parties shall reduce, on a dollar-for-dollar basis, the amount of Losses that are the basis for the Parent Claim.

(d) If the Parent Indemnified Parties have not recovered in full all Losses sustained or incurred by them resulting from, arising out of or in connection with Item 3 on Schedule 9.1(a)(iv) following the timely assertion and reasonable pursuit of a Ciboodle Claim against the Ciboodle Sellers, the Parent Indemnified Parties may pursue a direct claim against the Representative for any Losses not recovered by the Ciboodle Sellers subject to the limitations set forth in this Article IX.

(e) If, after the Representative pays the Parent Indemnified Parties for any Losses resulting from or arising out of the counterpart Parent Claim, the Ciboodle Sellers pay any amounts to the Parent Indemnified Parties resulting from or arising out of the counterpart Ciboodle Claim, the Parent Indemnified Parties shall promptly pay to the Representative an amount equal to the lesser of (i) the amount received by the Parent Indemnified Parties from the Ciboodle Sellers in respect of the counterpart Ciboodle Claim and (ii) the amount received by the Parent Indemnified Parties from the Representative in respect of the counterpart Parent Claim, in each case, less any reasonable out-of-pocket legal fees associated with the Ciboodle Claim.

ARTICLE X

MISCELLANEOUS

10.1 Remedies; Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity (including monetary damages, but, in any event, only as such remedies against the Stockholder Parties or Parent Parties, as applicable are limited by this Agreement), to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Notwithstanding the foregoing, the parties agree that no claim for specific performance by the Company and/or the Representative on behalf of the Company and/or any Stockholder Party may be made concurrently with a claim for money damages in connection with an Impermissible Failure to Close (it being understood and agreed (x) that such claims may be made sequentially to the extent unsuccessful with respect to the first remedy sought (e.g., the Company may seek specific performance and later, if such efforts were unsuccessful, may sue for money damages in respect of an Impermissible Failure to Close) and (y) for the avoidance of doubt, that the failure of the first claim or the failure to bring both claims simultaneously shall not prejudice any subsequent claim in any way, provided that the Company shall not be prohibited from seeking fees, costs and expenses as contemplated by Section 10.15). For the avoidance of doubt, in no event may the Company and/or the Representative, on its own behalf or on behalf of the Stockholder Parties, obtain both specific performance and such monetary damages. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party and to enforce compliance with their covenants and obligations contained herein. Except as otherwise provided herein, any and all remedies expressly conferred upon a party will be deemed cumulative with and not exhaustive of any other remedy expressly conferred hereby, or by law or equity upon such party (including monetary damages, but, in any event, only as such remedies against any of the Stockholder Parties or Parent Parties, as applicable, are limited by this Agreement), and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. If, prior to the Outside Date, the Company brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by Parent and/or Merger Sub, the Outside Date shall (unless otherwise determined by the Company in its sole discretion) automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

10.2 Acknowledgement of Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries. The representations and warranties by the Company in this Agreement constitute the sole and exclusive representations and warranties of the Company or any other Person to Parent and Merger Sub in connection with the transactions contemplated hereby, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Company and the Stockholders. Each of Parent and Merger Sub has received certain projections estimates, forecasts and future plans, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and future plans, that Parent and Merger Sub are familiar with such uncertainties and that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and future plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, each of Parent and Merger Sub hereby acknowledges that none of the Representative, the Stockholders, the Optionholders or any of their Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Stockholder Parties”) is making any representation or warranty with respect to such estimates, projections and other forecasts and future plans. Neither Parent nor Merger Sub has relied on any such estimates, projections or other forecasts or future plans. Parent further agrees, for itself and any of the Parent Parties, that none of the Stockholder Parties or any other Person will have or be subject to any liability to any Parent Party or any other Person resulting from the distribution to Parent or any other Parent Party, or Parent’s use of, any such estimates (other than estimates set forth in the Company Statement on which Parent may rely), projections or other forecasts or future plans.

10.3 Non-Recourse. All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement to the extent permitted to be made hereunder, may be made only against the Persons that are expressly identified as parties hereto or the R&W Insurer or, in the case of the Specified Representations or the representations in the Letter of Transmittal, the Stockholders. Except as set forth in the preceding sentence or expressly in this Agreement, no Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Nothing in this Section 10.3 shall preclude or limit Fraud Claims.

10.4 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Company and its Subsidiaries, the Representative and Accel-KKR have retained Kirkland & Ellis LLP to act as its counsel in connection with the Transactions and that Kirkland & Ellis LLP has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of Kirkland & Ellis LLP for conflict of interest or any other purposes as a result thereof. Parent, Merger Sub, the Representative, the Company, the Stockholders, the Optionholders and their respective Subsidiaries hereby agree, on their own behalf and on behalf of the Stockholder Parties or Parent Parties, as appropriate, that, in the event that a dispute arises after the Closing between Parent, the Surviving Corporation, and/or its Subsidiaries on the one hand, and the Representative, Accel-KKR and/or their Affiliates, on the other hand, Kirkland & Ellis LLP may represent the Representative, Accel-KKR and/or such Affiliates in such dispute even though the interests of the Representative, Accel-KKR and/or such Affiliates may be directly adverse to Parent, the Surviving Corporation or its Subsidiaries, and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Corporation or any of their Subsidiaries. Parent and Merger Sub further agree that, as to all communications among Kirkland & Ellis LLP, the Representative, Accel-KKR and/or any of their respective Affiliates that relate in any way to the Transactions (collectively, the “Privileged Communications”), the attorney–client privilege and the expectation of client confidence belongs to Accel-KKR and may be controlled by Accel-KKR and shall not pass to or be claimed by Parent, the Surviving Corporation or any of their Subsidiaries. The Privileged Communications are the property of Accel-KKR, and from and after the Closing none of the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, Parent, the Company, and each of its Subsidiaries together with any of their respective affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. The Privileged Communications may be used by the Representative, Accel-KKR and/or any of their respective Affiliates in connection with any dispute that relates in any way to the Transactions, including in any claim for indemnification brought by Parent. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Surviving Corporation nor its Subsidiaries may waive such privilege without the prior written consent of the Representative and Accel-KKR.

10.5 Exclusivity of Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties by the other party not expressly set forth in this Agreement. Nothing in this Section 10.5 shall preclude or limit Fraud Claims. Subject to the terms and conditions of this Agreement, the sole and exclusive remedies for any and all claims arising under, out of, or related to this Agreement against the Stockholder Parties (including any representations and warranties set forth herein) shall be those remedies provided in the Letter of Transmittal (i.e., direct claims against the Stockholders) and Sections 3.7, 4.3, 10.1, 10.3 and Article IX hereof. No Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise against the Stockholder Parties; provided, however, for the avoidance of doubt, nothing contained herein shall limit any remedy (whether for damages or specific performance) (i) following a valid termination of this Agreement pursuant to Section 4.1, against any party hereto from liability for any willful breach of this Agreement, (ii) against Parent from any liability for Losses to the Stockholder Parties (or the Company) brought by the Company or the Representative for any Impermissible Failure to Close subject to the limitations set forth in Section 4.3 and (iii) following the Effective Time, against Parent or the Surviving Corporation for any breach of any covenant by Parent or the Surviving Corporation. The provisions of this Section 10.5 and the limited remedies provided in Sections 3.7, 4.3, 10.1, 10.3 and Article IX, were specifically bargained for by the parties and were taken into account by them in arriving at the Base Purchase Price and the terms and conditions of this Agreement.

10.6 No Intermediary Transaction Tax Shelter. Parent and Merger Sub shall not take any action with respect to the Company and its Subsidiaries that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

10.7 Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

10.8 Entire Agreement; Amendments and Waivers. This Agreement (and the Exhibits and Schedules hereto and the documents referred to herein, including the Confidentiality Agreement) contain the entire agreement of the parties with respect to the Transactions and supersede all prior agreements (including any letters of intent or term sheets) among the parties with respect to the Transactions. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

10.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State. Any action against any party relating to the foregoing shall be brought in the Court of Chancery of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware over any such action (or, if the Court of Chancery of the State of Delaware determines that it does not have or should not exercise subject matter jurisdiction of such action, the Superior Court of the State of Delaware). The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transactions, the financing commitments, the financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.11, or in any other manner permitted by applicable Law, shall be effective service of process against them for any such Legal Proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Legal Proceeding, (vi) that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any such Legal Proceeding with respect to the debt Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, and (viii) that the Financing Sources and Stockholder Parties are beneficiaries of and may enforce any liability cap or limitation on damages or remedies in this Agreement.

10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or via portable document format (.pdf) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses, e-mail addresses, facsimile numbers (or to such other address, e-mail address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company (if prior to the Closing), to:

Kay Technology Holdings, Inc.
840 W California Avenue, Suite 100
Sunnyvale, CA 94086
Facsimile: (408) 736-7613
Email:	mduffell@kana.com
Attention:	Mark Duffell

with copies (which shall not constitute notice) to:

Accel-KKR
2500 Sand Hill Road, Suite 300
Menlo Park, CA 94025
Facsimile: (650) 289-2461
Email:	jason@accel-kkr.com dean@accel-kkr.com
Attention:	Jason Klein Dean Jacobson

and

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Facsimile: 312-862-2200
Email:	jeffrey.seifman@kirkland.com shelly.hirschtritt@kirkland.com
Attention:	Jeffrey Seifman, P.C.
Shelly Hirschtritt, P.C.

If to the Representative, to:

Accel-KKR
2500 Sand Hill Road, Suite 300
Menlo Park, CA 94025
Facsimile: (650) 289-2461
Email:	jason@accel-kkr.com dean@accel-kkr.com
Attention:	Jason Klein
Dean Jacobson

with a copy (which shall not constitute notice) to

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Facsimile: 312-862-2200

Email:	jeffrey.seifman@kirkland.com
shelly.hirschtritt@kirkland.com
Attention:	Jeffrey Seifman, P.C.
Shelly Hirschtritt, P.C.

If to Parent, Merger Sub or the Surviving Corporation, to:

Verint Systems Inc.
330 South Service Road
Melville, New York 11747
Facsimile:	(631) 962-9623
Email:	peter.fante@verint.com
Attention:	Chief Legal Officer

with a copy (which shall not constitute notice) to:

Jones Day
222 East 41st Street
New York, NY 10017
Facsimile No. (212) 755-7306
Email: rclesnick@jonesday.com
Attention:	Randi Lesnick

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Parent or Merger Sub, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except (i) Parent or Merger Sub may assign their rights and obligations hereunder to any of their Affiliates and (ii) that at and after the Effective Time, Parent and Merger Sub may collaterally assign their rights hereunder to any commercial lender or other debt financing source of Parent and Merger Sub without the Company’s consent. No assignment of any obligations hereunder shall relieve the assigning party of any such obligations or of any liability for any breach by such party or its assignee of any such obligations.

10.14 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and, except (v) as set forth in Section 4.3, Section 7.7, Section 10.3 and Section 10.5, (w) for the right of the Company (or the Representative) on behalf of the Stockholders and/or Optionholders to pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated by this Agreement, including Sections 3.1 and 3.3, to the Stockholders and Optionholders) pursuant to Section 4.3 (whether or not this agreement has been terminated pursuant to Section 4.1 but subject to the limitations set forth in Section 4.3) or specific performance pursuant to Section 10.1, (x) for the right of the Representative on behalf of the Stockholders and Optionholders to pursue damages after the Closing for the breach of any covenant or agreement made by Parent to be performed after the Effective Time, (y) after the Effective Time, if Parent shall not have made payments in accordance with Sections 3.1, 3.3 or 3.7, the Representative, on behalf of each Stockholder (and, if applicable, Optionholder) shall have the right to enforce directly its right to receive the amounts payable pursuant to Sections 3.1, 3.3 or 3.7, and (z) that the Financing Sources are third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the last sentence of Section 10.9 hereof, each of which rights set forth in clauses (w), (x), (y) and (z) hereof are hereby expressly acknowledged and agreed to by Parent and Merger Sub, and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.15 Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party (the “Claiming Party”) hereto to enforce its rights under this Agreement against any other party (the “Defending Party”), all fees, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding shall be reimbursed by the other party; provided, that if a party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by each party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed, and/or (ii) the Defending Party defeats any such claim(s).

10.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Any information disclosed in one section of the Schedules shall be deemed to be disclosed as an exception to any other representations and warranties contained in this Agreement to the extent that the disclosure is reasonably apparent on its face, from a reading of such disclosure item, to be an exception to such other representations and warranties The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

10.17 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

10.18 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.20 Appointment of Representative.

(a) Each Common Stockholder, by their adoption and approval of this Agreement, and each Preferred Stockholder and Optionholder hereby irrevocably constitutes and appoints Accel-KKR Capital Partners III, LP as its true and lawful agent, attorney-in-fact, proxy and representative and authorizes it for such Common Stockholder, Preferred Stockholder or Optionholder and in such Common Stockholder’s, Preferred Stockholder’s or Optionholder’s name, place and stead, in any and all capacities, to do and perform each and every act and thing (including executing documents and other instruments) necessary or desirable to be done in connection with the Transactions, as fully to all intents and purposes as the undersigned might or could do in person. Each Common Stockholder, by their adoption and approval of this Agreement, and each Preferred Stockholder and Optionholder acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by Accel-KKR Capital Partners III, LP in its capacity as the Representative, such Common Stockholder, Preferred Stockholder or Optionholder shall be bound by such documents or action as fully as if such Common Stockholder, Preferred Stockholder or Optionholder had executed and delivered such documents.

(b) Each Common Stockholder, by their adoption and approval of this Agreement, and each Preferred Stockholder and Optionholder agrees that Parent, Merger Sub and the Company shall be entitled to rely on any action taken by the Representative, on behalf of the Common Stockholders, Preferred Stockholders and/or Optionholders, pursuant to Section 10.20(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Common Stockholder, Preferred Stockholder and/or Optionholder, as applicable, as fully as if such Common Stockholder, Preferred Stockholder and/or Optionholder had taken such Authorized Action.

(c) Each of the parties hereto hereby acknowledges and agrees that Accel-KKR Capital Partners III, LP shall have no liability whatsoever to any other party hereto in its capacity as the Representative.

(d) Parent, Merger Sub and the Surviving Corporation shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement, the Company Documents and the other agreements contemplated hereby and thereby and shall be entitled to rely conclusively

(without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder or Optionholder by the Representative in connection herewith, and on any other action taken or purported to be taken on behalf of any Stockholder or Optionholder by the Representative in connection herewith, as fully binding upon such Stockholder or Optionholder. The Representative may (and each Stockholder and Optionholder hereby authorizes it to), but shall not be required to, make claims and seek recourse on behalf of one or more Stockholder Parties as contemplated by or related to or arising from this Agreement or the other documents referred to herein or otherwise relating to the Transactions.

(e) Neither Parent, Merger Sub nor Surviving Corporation shall be liable to any Stockholder or Optionholder for any action taken by the Representative pursuant to this Agreement or any Company Document.

(f) At all times from and after the date of this Agreement, except as set forth in Section 7.9 (Publicity), the Representative shall not disclose any confidential non-public information it obtains in its capacity as the Representative hereunder with respect to the Company and Surviving Corporation, except in each case for information that is in the public domain other than through conduct of the Representative or as may be legally required. If the Representative is requested or required (by oral request or written request for information or documents) in any legal proceeding to disclose any such confidential information, then the Representative shall notify Parent promptly in writing (to the extent practicable) of the request or requirement so that Parent may seek an appropriate protective order at its cost. Notwithstanding the foregoing, Parent and the Surviving Corporation acknowledge that in the course of the Representative’s investment in the Company, the Representative’s exposure to the confidential information of the Company will likely serve to give the Representative increased knowledge and understanding of the Company’s industry, technology, and business in a way that cannot be reasonably expected to be forgotten or separated from the Representative’s overall knowledge base. Accordingly, the Representative will not be in breach of this Agreement by reason of remembering, retaining, or making use of general ideas or general concepts that may form a part of the Representative’s increased knowledge as described in the preceding sentence.

(g) Each Common Stockholder, by their adoption and approval of this Agreement, and each Preferred Stockholder and Optionholder agrees to reimburse and indemnity the Representative for any Representative Indemnification pursuant to Section 3.8.

10.21 Payments to Optionholders. Notwithstanding anything to the contrary in this Agreement, the Representative agrees to promptly deliver to the account or accounts of one or more of Parent, the Surviving Corporation or its Subsidiaries, as instructed by Parent, all amounts paid to the Representative on behalf of the Optionholders pursuant to this Agreement, and Parent agrees to cause the Surviving Corporation and/or its Subsidiaries to promptly pay such amounts to the Optionholders in cash, through Parent’s, the Surviving Corporation’s or one of its Subsidiaries’ payroll systems or otherwise, less applicable withholding taxes, in each case allocated in accordance with the Representative’s instructions.

10.22 Consents. Parent and Merger Sub acknowledge that certain consents to the Transactions may be required from parties to contracts, leases, licenses or other agreements to which the Company or one or more of its Subsidiaries is a party (including the Significant Contracts) and such consents have not been obtained as of the date of this Agreement. Parent and Merger Sub agree and acknowledge that, except as set forth in this Agreement (including any breach of Section 7.3), none of the Stockholder Parties will have any liability whatsoever to Parent or Merger Sub (and Parent and Merger Sub will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Parent and Merger

Sub further agree that, except as set forth in this Agreement (including any breach of Section 7.3), no representation, warranty or covenant of the Company contained herein will be breached or deemed breached and no condition of Parent or Merger Sub will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Name:	Dan Bodner
Title:	Chief Executive Officer

KIWI ACQUISITION INC.

By:	/s/ Peter Fante
Name:	Peter Fante
Title:	Secretary

Signature Page to Agreement and Plan of Merger

KAY TECHNOLOGY HOLDINGS, INC.

By:	/s/ Mark Duffell
Name:	Mark Duffell
Title:	President

Signature Page to Agreement and Plan of Merger

ACCEL-KKR CAPITAL PARTNERS III, LP

By: AKKR Fund III Management Company, LP
Its: General Partner

By: AKKR Management Company, LLC
Its: General Partner

By:	/s/ Thomas C. Barnds
Name:	Thomas C. Barnds
Title:	Managing Member

Signature Page to Agreement and Plan of Merger